                            STOCK PURCHASE AGREEMENT


                         Dated as of December 11, 1997


                                     among


               Each of the Selling Shareholders Signatory Hereto


                                      and


                              BGP Acquisition, LLC


                                as the Purchaser



                      Sale of All of the Capital Stock of
                               BG Presents, Inc.
                          by the Selling Shareholders
                            to BGP Acquisition, LLC

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of December 11, 1997, is entered into by and among each of the shareholders of BG Presents, Inc., a California corporation (the "COMPANY"), listed on the Selling Shareholder Schedule attached hereto (each, a "SELLING SHAREHOLDER" and, collectively, the "SELLING SHAREHOLDERS"), and BGP Acquisition, LLC, a Delaware limited liability company (the "PURCHASER").

                                    RECITALS

                  WHEREAS, the Selling Shareholders own, beneficially and of record, all of the Company's issued and outstanding capital stock, of which there are, as of the date of this Agreement, Nine Hundred Fifty-Seven Thousand Eight Hundred Ninety-Four (957,894) shares of common stock (the "COMMON STOCK") issued and outstanding;

                  WHEREAS, (i) the Purchaser=s sole member (and the holder of all of its equity interests) is SFX Entertainment, Inc., a Delaware corporation ("SFX"), and a wholly owned subsidiary of SFX Broadcasting, Inc., a Delaware corporation ("SFX BROADCASTING"), (ii) SFX Broadcasting intends to contribute its operations relating to concert promotion and operation of venues to SFX and
(iii) it is contemplated that pursuant to a registration statement to be filed with the Securities and Exchange Commission (the "REGISTRATION STATEMENT"), all of the outstanding shares of common stock of SFX will be distributed to certain holders of interests in SFX Broadcasting, upon the terms and conditions set forth in the Registration Statement (the "SPINOFF EVENT"); and

                  WHEREAS, the Selling Shareholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Selling Shareholders, all of the issued and outstanding Common Stock of the Company, upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the purchase and sale contemplated hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

                               TERMS OF AGREEMENT

                             ARTICLE I. DEFINITIONS

                  Section 1.1 Defined Terms. The following words and phrases shall have the meanings specified in this ARTICLE I and shall apply to the singular and plural forms:

                  Adjustment Statement: Has the meaning set forth in SECTION 2.3(D) hereof.

                  Affiliate: With respect to any Person means any other Person that: (i) directly, or indirectly, controls, is controlled by or is under common control with, such Person; (ii) directly, or indirectly, beneficially owns or holds five percent (5%) or more of the voting stock or partnership interests of such Person; (iii) five percent (5%) or more of the voting stock or partnership interests of which is directly or indirectly beneficially owned or held by such Person; or (iv) if an individual, is a member of the household or family (including siblings, parents, grandparents, children, grandchildren, aunts, uncles and first or second cousins) of, or is currently or was formerly married to or shared a household with, a member of the household or family of, such Person; provided, that, Richard L. Greene, Esq., shall not be deemed to be an "AFFILIATE" of Fillmore Theatrical Services or the Liquor License Trust.

                  Affiliate Agreements: Has the meaning set forth in SECTION 3.15(A)(XIV) hereof.

                  Agreement: Has the meaning set forth in the preamble hereto.

                  Alternative Transaction: Has the meaning set forth in SECTION
5.6 hereof.

                  Alternative Transaction Proposal: Has the meaning set forth in SECTION 5.6 hereof.

                  Archives: All posters, handbills, tickets, photographs, slides, videos, audio tapes and other archival material subject to the Archives Agreement, together with all posters, handbills, tickets, photographs, slides, videos, audio tapes and other archival materials that have been produced or obtained by the Company or its Affiliates subsequent to October 24, 1991.

                  Archives Agreement: Has the meaning set forth in SECTION 8.13 hereof.

                  Audited Balance Sheet: Has the meaning set forth in SECTION 2.3(D) hereof.

                  Base Price: Has the meaning set forth in SECTION 2.3(C)(I) hereof.

                  Bona Fide Offer: Has the meaning set forth in SECTION 11.2 hereof.

                  Business Day: Any day other than (i) a Saturday or Sunday, or
(ii) a day on which banking institutions in the States of New York or California are authorized or obligated by law or executive order to be closed. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

                  Cash Consideration: Has the meaning set forth in SECTION 2.3(B) hereof.

                  Client: Any Person party to or bound by a Contract with the Company or any of its Affiliates.

                  Closing: The closing of the purchase and sale of the Common Stock hereunder.

                  Closing Date: Has the meaning set forth in SECTION 2.2 hereof.

                  Code: The Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

                  Common Stock: Has the meaning set forth in the recitals hereto.

                  Company: Has the meaning set forth in the preamble hereto.

                  Company Assets: Has the meaning set forth in SECTION 11.1 hereof.

                  Company Business: The concert, live entertainment and related businesses of the Company, including, without limitation, the public assemblage, shoreline amphitheater and talent management business and the film, video, audio, poster, photograph, still, negative and similar archives.

                  Company Subsidiaries: Has the meaning set forth in SECTION
3.2 hereof.

                  Consents: Has the meaning set forth in SECTION 3.4 hereof.

                  Contingent Obligations of any Person: Any Liabilities of such Person directly or indirectly guaranteeing any Indebtedness, leases, dividends or other Liabilities (each a "PRIMARY OBLIGATION") of any other Person (a "PRIMARY OBLIGOR") in any manner, including, without limitation, any Liability of the first Person (i) to pay or purchase, or advance or supply funds for the payment or purchase of, any such primary obligation or any Property constituting direct or indirect security or collateral therefor, (ii) to advance or supply funds to keep-well, make-whole or maintain or increase the net worth, working capital, earnings, solvency or other financial condition or results of operations of any primary obligor, (iii) to purchase, sell or lease (as lessor or lessee) Property, securities or services primarily for the purpose of enabling the primary obligor to pay or perform any such primary obligation, or of assuring the owner, creditor or obligee of any such primary obligation of the ability of the primary obligor to pay or perform as and when due such primary obligation or (iv) otherwise to assure or hold harmless the owner, creditor or obligee of any such primary obligation against loss in respect thereof, excluding the endorsement of negotiable instruments in the ordinary course of business for deposit or collection.

                  Contracts: All written or oral contracts, agreements, undertakings, indentures, notes, debentures, bonds, loans, instruments, leases, mortgages, commitments or other binding arrangements.

                  control: The possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  Disputed Amount: Has the meaning set forth in SECTION 2.3(D) hereof.

                  Effective Date: Means January 1, 1998.

                  Employment Agreements: Has the meaning set forth in SECTION
5.12 hereof.

                  Environmental Law: The federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Water Pollution Control Act, the Safe Drinking Water Act, the federal Clean Water Act, the federal Clean Air Act, the federal Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the federal Solid Waste Disposal Act, the federal Toxic Substances Control Act, federal Insecticide and the Fungicide and Rodenticide Act, and the Occupational Safety and Health Act, each as amended, and all other environmental statutes enacted by any Governmental Entity, and any executive orders, ordinances, rules or regulations promulgated under any of the foregoing.

                  Equity Consideration: Has the meaning set forth in SECTION 2.3(C) hereof.

                  Excess Working Capital: Has the meaning set forth in SECTION 2.3(D) hereof.

                  Fillmore Theatrical Services: Fillmore Theatrical Services, a California corporation.

                  ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  Financial Statements: Collectively, (i) the audited consolidated balance sheets of the Company as of January 31, 1996 and 1997, and the related statements of income, retained earnings, shareholders' equity and cash flows of the Company for the periods then ended, including the related notes and auditor's report thereon and (ii) the unaudited consolidated balance sheet of the Company as of the end of the most recent fiscal quarter preceding the date of this Agreement and the statements of income of the Company for the period from February 1, 1997 through the end of such fiscal quarter.

                  GAAP: United States generally accepted accounting principles.

                  Governmental Entity: Any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental, quasi-governmental or regulatory authority, body or instrumentality, including, without limitation, any industry or other non-governmental self-regulatory organizations.

                  Hazardous Material: Any material or substance which is deemed a "hazardous waste", "hazardous material", "hazardous substance", "solid waste", "industrial waste", "contaminant", "pollutant", "toxic waste" or "toxic substance" under any Environmental Law.

               Hold-Back:  Has the meaning set forth in SECTION 2.3(D) hereof.

                  Indebtedness of any Person: All (i) Liabilities of such Person for borrowed money, (ii) Liabilities of such Person evidenced by any bonds, debentures, notes, acceptances or other similar instruments, (iii) Liabilities of such Person for the deferred purchase price of any Properties or services (other than trade accounts payable arising in the ordinary course of business consistent with industry custom and past practice which are not overdue more than 45 days), (iv) Liabilities of such Person under letters of credit, acceptances or other similar facilities and, without duplication, all drafts drawn thereunder, (v) Liabilities of a third party secured by any Lien or Encumbrance on any assets or Property owned by such Person, whether or not assumed by such Person, (vi) Liabilities of such Person under any lease of any Property which is, or is required in conformity with GAAP, to be accounted for as a capital lease, (vii) Liabilities of such Person to pay for goods or services whether or not delivered or accepted (including, without limitation, conditional sale, title retention, take-or-pay and similar obligations), (viii) Liabilities of such Person in respect of interest rate or currency rate swap, cap, collar, hedging, exchange or similar Contracts designed to protect against fluctuations in interest or currency rates and (ix) Contingent Obligations of such Person.

                  Indemnified Party: Has the meaning set forth in SECTION 9.2(D) hereof.

       Indemnifying Party:  Has the meaning set forth in SECTION 9.2(D) hereof.

                  Indemnified Tax Party: Has the meaning set forth in SECTION
10.9 hereof.

                  Indemnifying Tax Party: Has the meaning set forth in SECTION
10.9 hereof.

                  Indemnity Period: The period of survival of the respective representations and warranties provided for in SECTION 9.1 hereof.

                  intangible assets: All write-ups, goodwill, Intellectual Property, unamortized Liabilities, deferred assets and other intangible assets and Properties of any kind whatsoever.

                  Intellectual Property: Has the meaning set forth in SECTION
3.18 hereof.

                  Interim Financial Statements: Has the meaning set forth in
SECTION 5.7 hereof.

                  IRS: The United States Internal Revenue Service.

                  Key Personnel: Means each of the Selling Shareholders.

                  Knowledge: (i) With respect to any natural Person, the actual knowledge of such Person after due inquiry or (ii) with respect to any corporation, (a) the actual knowledge of the officers of such corporation after due inquiry, which in the case of the Company shall also include the Selling Shareholders, and (b) information contained in all written notices addressed to such corporation or any of the Persons referred to in CLAUSE (II) of this definition.

                  Liability: Has the meaning set forth in SECTION 3.9 hereof.

                  Lien or Encumbrance: Any lien, pledge, mortgage, security interest, claim, lease, charge, option, right, easement, servitude, transfer limit, restriction or other encumbrance.

                  Liquor License Trust: The Liquor License Trust described in
SCHEDULE 3.13 attached hereto.

                  Long Term Debt: The items listed in CLAUSE (V) of SCHEDULE
3.15 attached hereto and reflected on the October 31, 1997 financial statements of the Company (as updated through the December 31, 1997).

                  Loss: Has the meaning set forth in SECTION 9.2(D) hereof.

                  Material Adverse Effect: Any material adverse effect on (i) the business, operations, assets, Properties, Liabilities, condition (financial or otherwise), results of operations, prospective business opportunities, to the actual Knowledge of the Selling Shareholders or Permits of the Company and the Company Subsidiaries taken as a whole or (ii) the ability of the Selling Shareholders to execute and deliver this Agreement, perform their obligations hereunder, or consummate the transactions contemplated hereby.

                  Material Adverse Effect on the Purchaser: Any material adverse effect on (i) the business, operations, assets, Properties, Liabilities, condition (financial or otherwise), results of operations, prospective business opportunities, to the actual Knowledge of the Selling Shareholders or Permits of the Purchaser and its Subsidiaries, taken as a whole or (ii) the ability of the Purchaser to execute and deliver this Agreement, perform its obligations hereunder, or consummate the transactions contemplated hereby.

                  Material Client: Has the meaning set forth in SECTION 3.26(A) hereof.

                  Net Working Capital: As of a certain date, the Company's cash, short term investments, accounts receivable (including third party costs in connection with amphitheater developments in Seattle and Sacramento), inventory, pre-paid expenses (including advances in connection with the Lord of the Dance production) and other current assets less accounts payable, accrued liabilities, advance ticket sales and other current liabilities.

                  Notice of Audit: Has the meaning set forth in SECTION 10.8 hereof.

                  Option Agreement. Has the meaning set forth in SECTION 2.3(C)(II) hereof.

                  Permits: All licenses, certificates of authority, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings under any federal, state, local or foreign laws or with any Governmental Entities.

                  Person: Any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity or other entity or organization.

                  Plan: "Any employee benefit plan" (as that term is defined in Section 3(3) of ERISA), as well as any other formal or informal plan, arrangement or contract involving direct or indirect compensation, in which any current or former officers, employees or independent contractors of the Company has an interest, or to which the Company has any liability or under which the Company has any present or future obligations or liability on behalf of their respective current or former officers, employees or independent contractors or their dependents or beneficiaries, including, but not limited to, each retirement, pension, profit-sharing, thrift, savings, target benefit, employee stock ownership, cash or deferred, multiple employer, multiemployer or other similar plan or program, each other deferred or incentive compensation, bonus, stock option, employee stock purchase, "phantom stock" or stock appreciation right plan, each other program providing payment or reimbursement for or of medical, dental or visual care, psychiatric counseling, or vacation, sick, disability or severance pay and each other "fringe benefit" plan or arrangement.

                  Pre-Closing Taxable Periods: All Taxable Periods ending on or before the Pre-Effective Date and the portion ending on the Pre-Effective Date of any Taxable Period that includes but does not end on the Pre-Effective Date.

                  Pre-Effective Date: Means the day before the Effective Date.

                  Preliminary Balance Sheet: Has the meaning set forth in
SECTION 2.3(D) hereof.

                  Prior Bidders: Has the meaning set forth in SECTION 5.6 hereof.

                  Properties: Real, personal, Intellectual or mixed property, tangible or intangible, of any Person.

                  Purchase Price: Has the meaning set forth in SECTION 2.3(A) hereof.

                  Purchaser: Has the meaning set forth in the preamble hereto.

                  Purchaser Representatives: Has the meaning set forth in
SECTION 5.2 hereof.

                  Registration Statement: Has the meaning set forth in the recitals hereto.

                  Reoffer: Has the meaning set forth in SECTION 11.2 hereof.

                  Restricted Period: Has the meaning set forth in SECTION 5.14 hereof.

                  Securities Act: The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  Selling Shareholder: Has the meaning set forth in the preamble hereto.

                  SFX: Has the meaning set forth in the recitals hereto.

                  SFX Broadcasting: Has the meaning set forth in the recitals hereto.

                  SFX Option: Has the meaning set forth in SECTION 2.3(C)(II) hereof.

                  SFX Stock: Has the meaning set forth in SECTION 2.3(C)(I) hereof.

                  Shareholder Representative: Has the meaning set forth in
SECTION 2.4 hereof.

                  Spinoff Event: Has the meaning set forth in the recitals hereto.

                  Subscription Agreement: Has the meaning set forth in SECTION
2.3 (C)(I) hereof.

                  Subsidiary: With respect to any Person, any entity controlled by such Person.

                  Tax and Taxes: All taxes (including, without limitation, all income, profits, gains, gross receipts, net worth, premium, value added, ad valorem, sales, use, excise, stamp, transfer, franchise, withholding, payroll, employment, occupation, workers' compensation, disability, severance, unemployment insurance, social security and property taxes), and all duties, assessments, fees, levies, or similar charges of any kind whatsoever, together with any interest, penalties, additional amounts and additions thereto, required under any federal, state, local or foreign law or imposed by any Governmental Entity, including all amounts imposed as a result of (i) being a member of an affiliated or combined group, (ii) any tax sharing or allocation agreement or arrangement, whether or not written, or (iii) being a transferee of assets or a successor to any corporation, association, partnership, joint venture or other entity.

                  Tax Return or Return: All returns, reports, elections, estimates, declarations, information statements and other forms and documents (including all schedules, exhibits, and other attachments thereto) relating to any Taxes and required to be filed in respect of the Company or any of its Affiliates under any federal, state, local or foreign law or with any Governmental Entity.

                  Taxable Period: Any taxable year or any other period that is treated as a taxable year (including any taxable period ending on the Closing Date or beginning on the day immediately following the Closing Date) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

                  Tax Reserve: Has the meaning set forth in SECTION 10.1(B) hereof.

                  Third Party Claim: Has the meaning set forth in SECTION 9.2(D) hereof

                  Transaction Documents: This Agreement, the Employment Agreements, the Subscription Agreement, the Option Agreement and each other agreement or instrument entered into pursuant to any of the same.

                  WARN: The Worker Adjustment and Retraining Notification Act of 1988, as amended.


                 ARTICLE II. PURCHASE AND SALE OF COMMON STOCK

                  Section 2.1 Purchase and Sale of Common Stock. Subject to the terms, provisions and conditions of this Agreement, each Selling Shareholder hereby agrees to grant, sell, assign and convey, to have and to hold forever, to the Purchaser, or to such Person or Persons controlled by the Purchaser as the Purchaser shall designate on the Closing Date, and the Purchaser agrees to purchase and accept from each Selling Shareholder on the Closing Date, all right, title and interest in and to the shares of Common Stock set forth opposite the name of such Selling Shareholder on the Selling Shareholder Schedule attached hereto.

                  Section 2.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLES VII AND VIII hereof, the Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, at 399 Park Avenue, 31st Floor, New York, New York 10022, at 10:00 a.m. New York time on January 29, 1998 (the "CLOSING DATE") or at such other time or place as may be mutually agreed upon by a Shareholder Representative and the Purchaser. In the event that the conditions set forth in ARTICLES VII AND VIII hereof have not been satisfied or waived by January 29, 1998, (i) the Closing Date shall be automatically extended for a period of two (2) weeks in order to satisfy such condition and (ii) the parties hereto may otherwise agree in writing to reschedule the Closing; provided, that, if a failure by the Purchaser to submit an H-S-R filing by January 5, 1998, is the sole cause of a delay in the Closing past January 29, 1998, the Purchaser shall pay interest on the Purchase Price for each day after January 29, 1998 that the Closing is delayed, solely as a result of such late filing, at a rate per annum equal to eight percent (8%).

                  Section 2.3 The Purchaser's Payment.

                  (a) The Purchase Price. On the Closing Date, the Purchaser shall pay to the Selling Shareholders an aggregate amount equal to Sixty Eight Million Two Hundred Fifty Thousand Dollars ($68,250,000) (as adjusted pursuant to CLAUSE (D) below, the "PURCHASE PRICE"), in the manner set forth below in CLAUSES (B) AND (C), as consideration for the purchase of all outstanding shares of Common Stock. On the Closing Date, each Selling Shareholder shall deliver to the Purchaser (or to the Company pursuant to SECTION 8.9 hereof), against payment of the Purchase Price, a certificate or certificates representing all outstanding shares of Common Stock owned by such Selling Shareholder, duly endorsed for transfer or accompanied by stock powers duly executed, in each case in accordance with SECTION 8.9 hereof, together with all necessary stock transfer stamps affixed thereto, which shall be valid and effective to convey all right, title and interest in and to such shares of Common Stock to the Purchaser, free and clear of any and all Liens or Encumbrances.

                  (b) Cash Consideration Payable on Closing. On the Closing Date, the Purchaser shall pay to the Selling Shareholders an aggregate amount equal to (i) the Purchase Price, less (ii) the aggregate value of the Equity Consideration paid pursuant to CLAUSE (C) below (the difference obtained from subtracting the amounts determined pursuant to CLAUSES (II) from CLAUSE (I) being referred to as the "CASH CONSIDERATION"), in immediately available funds.

                  (c) Equity Consideration Payable on Closing. On the Closing Date, the Purchaser, in its sole and absolute discretion, may elect to distribute to the Selling Stockholders, in lieu of the Cash Consideration:

                           (i) If the Spinoff Event has occurred as of the
Closing Date, up to an aggregate of Five Hundred Sixty-Two Thousand Six Hundred Forty (562,640) shares of class A common stock of SFX (the "SFX STOCK") at a valuation of Thirteen Dollars and Thirty-Three Cents ($13.33) per share of SFX Stock (the "BASE PRICE") pursuant to a Subscription Agreement, substantially in the form attached hereto as EXHIBIT A (the "SUBSCRIPTION AGREEMENT"). The parties hereto agree that the Purchaser may not issue SFX Stock, in lieu of the Cash Consideration, for an aggregate value in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000).

                           (ii) If the Spinoff Event has not occurred as of the
Closing Date, options to purchase up to an aggregate of Five Hundred Sixty-Two Thousand Six Hundred Forty (562,640) shares of SFX Stock, pursuant to an Option Agreement, substantially in the form attached hereto as EXHIBIT B (the "OPTION AGREEMENT"). The parties hereto agree that, (i) for purposes of determining the Cash Consideration portion of the Purchase Price, the aggregate value attributable to the SFX Option shall be equivalent to the value attributable to the shares of SFX Stock underlying such SFX Option based upon the Base Price and (ii) the Purchaser may not grant SFX Options, in lieu of the Cash Consideration, for an aggregate value, determined in accordance with CLAUSE (I) above, in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000).

                           (iii) As used herein, the issuance of the SFX Stock
or the grant of the SFX Option, as the case may be, shall be referred to as the "EQUITY CONSIDERATION". In the event that the Purchaser elects to distribute Equity Consideration to the Selling Shareholders, in lieu of the Cash Consideration, the Selling Shareholder Schedule shall be amended prior to Closing to reflect (i) the adjustment to the Cash Consideration required by such distribution of Equity Consideration pursuant to SECTION 2.3(B) hereof and (ii) the allocation of the Cash Consideration and the Equity Consideration to each Selling Shareholder; provided, that, in the case of CLAUSE (II) hereof, the Shareholder Representatives shall determine such allocation, in their sole and absolute discretion.

                  (d) Adjustments to the Purchase Price. On or before January 25, 1998 or any other mutually agreed upon date, the Selling Shareholders shall prepare and deliver to the Purchaser (or such other Person as the Purchaser shall direct in writing) a consolidated balance sheet of the Company (the "PRELIMINARY BALANCE SHEET") as of the close of business on December 31, 1997, which Preliminary Balance Sheet shall include, without limitation, determination of (i) the Company's Long Term Debt and (ii) the Company's Net Working Capital, in each case, together with analysis at a sufficient level of detail for the Purchaser to review such determination based upon the format used in the October 31, 1997 Financial Statements (and the line items set forth therein). The Purchaser shall have until three (3) Business Days after the delivery of the Preliminary Balance Sheet to review such statement and propose any adjustments thereto, including, without limitation, with respect to the amount of Long Term Debt and Net Working Capital. All adjustments proposed by the Purchaser shall be set out in detail in a written statement delivered to the Shareholder Representatives (an "ADJUSTMENT STATEMENT") and any adjustment which affects the Purchase Price adjustment set forth in CLAUSE (I) OR (II) below (the "DISPUTED AMOUNT"), shall be reflected as a reduction in the Purchase Price in the form of a working capital hold-back (the "HOLD-BACK"); provided, that, notwithstanding any provision herein to the contrary, the Hold-Back will not exceed One Million Dollars ($1,000,000). The Purchaser shall retain Ernst & Young or another nationally recognized independent accounting firm to audit the Preliminary Balance Sheet with respect to Long Term Debt and Net Working Capital (the "AUDITED BALANCE SHEET") in accordance with GAAP consistently applied and in accordance with the books and records of the Company, which determination shall be (i) completed by February 15, 1998 and
(ii) final and binding on, and non-appealable by the Selling Shareholders and the Purchaser; provided, that in the event that the Audited Balance Sheet is not completed by February 15, 1998, the Preliminary Balance Sheet shall be final and binding on, and non-appealable by the Selling Shareholders and the Purchaser. If a portion or all of the Hold-Back is to be paid to the Selling Shareholders, the Purchaser shall pay to the Selling Shareholders in cash such amount, plus interest thereon from but not including the Closing Date to and including the date on which payment is made at a rate per annum equal to eight percent (8%).

                           (i) If the Company's Long Term Debt, as determined
based upon the amount shown on the Preliminary Balance Sheet or the Audited Balance Sheet, as the case may be, is equal to or less than the Company's Net Working Capital, as determined based upon the amount shown on the Preliminary Balance Sheet or the Audited Balance Sheet, as the case may be, then the Purchase Price shall be the amount stated in SECTION 2.3(A) hereof without adjustment; provided, that, any such excess working capital reflected in the Preliminary Balance Sheet or the Audited Balance Sheet, as the case may be (the "EXCESS WORKING CAPITAL"), shall be applied as set forth in SECTION 10.4 hereof.

                           (ii) If the Company's Long Term Debt, as determined
based upon the amount shown on the Preliminary Balance Sheet or the Audited Balance Sheet, as the case may be, exceeds the Company's Net Working Capital, as determined based upon the amount shown on the Preliminary Balance Sheet or the Audited Balance Sheet, as the case may be, then the Cash Consideration portion of the Purchase Price shall be reduced by an amount equal to the aggregate amount by which such Long Term Debt exceeds such Net Working Capital.

                  (e) Distributions. Any payments or distributions required to be made by the Purchaser pursuant to this SECTION 2.3 shall be made to the Shareholder Representatives, as agent for the Selling Shareholders, and the Shareholder Representatives shall be required to apportion the money to each Selling Shareholder in the manner set forth on the Selling Shareholder Schedule; provided, that, (i) the Purchaser shall give the Shareholder Representatives notice of its election to distribute Equity Consideration in lieu of Cash Consideration pursuant to SECTION 2.3(C) hereof not less than fifteen (15) days prior to the Closing Date, (ii) other than as set forth on the Selling Shareholder Schedule, as the same may be amended pursuant to
SECTION 2.3(C) hereof, the allocation of the Cash Consideration and the Equity Consideration among the Selling Shareholders shall be made in proportion to their holdings, unless otherwise determined by the Selling Representatives, in their sole and absolute discretion, not less than ten (10) days prior to the Closing and (iii) upon delivery by the Purchaser to the Shareholder Representative of the Purchase Price, the Purchaser shall have no further obligation to the Selling Shareholders with respect to the Purchase Price. Any such payments of the Cash Consideration shall be paid by check to the order of the Shareholder Representatives, as agent of the Selling Shareholders, unless, at least five (5) Business Days prior to the date of any such payment, the Shareholder Representatives shall have delivered to the Purchaser written notice directing that such payment be made to a bank account designated in such notice by the Shareholder Representatives, in which event any such payment shall be made by wire transfer of immediately available funds to such bank account. In the event that the Purchaser has not received proper payment instructions from the Shareholder Representatives, or in the event that the address or account information for the Shareholder Representatives is inaccurate or incomplete and will not permit proper and timely disbursement of funds by the Purchaser, the Purchaser shall be entitled, in lieu of making direct payment to the Shareholder Representatives (and in full satisfaction of its obligation to otherwise do so), to pay the amount due to each Selling Shareholder directly to the Selling Shareholders, by wire transfer of immediately available funds.

                  (f) Guarantee. If the Spinoff Event has not occurred as of the Closing Date, subject to the terms and conditions set forth herein, including, without limitation, ARTICLE VIII and SECTION 12.4 hereof, the payment of the Purchase Price by the Purchaser shall be guaranteed by SFX.

                  Section 2.4 Shareholder Representative. To facilitate the consummation of the transactions contemplated by this Agreement, from and after the Closing, each of the Selling Shareholders (and their successors and assigns) hereby irrevocably consent to the appointment of, and do hereby appoint and empower, each of Nicholas P. Clainos and Franklin D. Rockwell, Jr. (and each of them does hereby accept such appointment) as each such Selling Shareholder's attorney-in-fact (with full power of substitution) for carrying out the transactions contemplated hereby and as the sole and exclusive representative (each, a "SHAREHOLDER REPRESENTATIVE") of all of them (and their successors and assigns) to make all decisions and determinations on behalf of all of them (and their successors and assigns) that the Shareholder Representatives may deem necessary or appropriate to accomplish the intent, and implement the provisions, of this Agreement, including, without limitations, the execution of the Subscription Agreement or the Option Agreement, as the case may be. Without limiting the generality of the foregoing, the Shareholder Representatives shall have the power to agree to any matters with respect to indemnification provided for hereunder. All decisions of the Shareholder Representatives shall be final and binding on all of the Selling Shareholders (and their successors and assigns). The Purchaser (and its successors and assigns) shall be entitled to rely upon, without independent investigation, any decision or action of a Shareholder Representative and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon. The Selling Shareholders (and their permitted successors and assigns) may by the vote of holders holding a majority of shares at any time and from time to time replace the Shareholder Representatives and appoint another Selling Shareholder as a Shareholder Representative. It is a condition to the appointment of any Person as the Shareholder Representative hereunder that such Person confirms in writing to the Purchaser that such Person has accepted such appointment as the Shareholder Representative under the terms of this Article. If a Shareholder Representative is replaced as provided for herein, the newly-appointed Shareholder Representative shall notify the Purchaser in writing of such Person's appointment and appropriate contact information, and the Purchaser (and its successors and assigns) shall be entitled to rely upon, without independent investigation, the identity of the Shareholder Representative as set forth in such written notice. The Selling Shareholders agree, by their execution of this Agreement, that the Shareholder Representatives, in their capacity as such, shall not have any liability to any of the Selling Shareholders for any acts or omissions of the Shareholder Representatives taken, or omitted to be taken, in connection with performance of the duties of the Shareholder Representatives described herein, and each Selling Shareholder hereby waives and releases any claims against the Shareholder Representatives in such capacity and shall not initiate any lawsuits or other court proceedings, or take similar action, against the Shareholder Representatives, in any case other than for acts or omissions involving wilful misconduct by the Shareholder Representatives. The Selling Shareholders agree to indemnify, defend and hold harmless the Shareholder Representatives from and against any Losses based upon, arising out of or otherwise resulting from any action undertaken pursuant to this Agreement by the Shareholder Representatives, other than any Losses arising as a result of the gross negligence and malfeasance of the Shareholder Representatives.

                  Section 2.5 Bonuses. The Purchaser acknowledges and agrees that the Company will create a reserve for bonuses, other than bonuses in the ordinary course of business discussed in SECTION 3.10(B)(III) hereof (i) to be reflected in the Preliminary Balance Sheet or the Audited Balance Sheet, as the case may be, in an aggregate amount not to exceed One Million Two Hundred Eighty Thousand Dollars ($1,280,000) and (ii) not to be reflected in the Preliminary Balance Sheet or the Audited Balance Sheet, as the case may be, in an aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000).

    ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

                  The Shareholders, severally and not jointly, make the following representations and warranties to the Purchaser, on the date of this Agreement and on the Closing Date. As used herein, the term "COMPANY" means the Company and the Company Subsidiaries.

                  Section 3.1 Validity. The execution, delivery and performance of this Agreement by each Selling Shareholder and the execution, delivery and performance of each of the Transaction Documents to which the Company is a party have been duly and validly authorized by the Selling Shareholders and all necessary action, including without limitation any consent required by the Articles of Incorporation and By-Laws. This Agreement constitutes the legally valid and binding obligation of each Selling Shareholder, enforceable against each Selling Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity. Each of the Transaction Documents to which the Company is a party will, when executed and delivered, constitute the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity.

                  Section 3.2 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of California, and has all requisite corporate power and authority to own, lease and operate its assets and Properties and to conduct its business as currently being conducted. The Company is duly qualified and in good standing as a foreign corporation in all of the jurisdictions listed in
SCHEDULE 3.2(A) attached hereto, which jurisdictions are the only jurisdictions in which both (i) the Company owns property, conducts business, has an office or maintains a bank account, and (ii) the nature of its business or the ownership of its Properties makes such qualification necessary, or, if not so qualified and in good standing in any such jurisdiction, such failure, as of the date hereof and the Closing Date, will not have a Material Adverse Effect. The Company conducts business under no other names except as listed on SCHEDULE 3.2(B) attached hereto. The Company has no, direct or indirect ownership interest in any Person other than the Persons listed on SCHEDULE 3.2(C) attached hereto (collectively, the "COMPANY SUBSIDIARIES"). Other than as set forth on SCHEDULE 3.2(C) attached hereto, the Company holds all of the outstanding interests in each of the Company Subsidiaries. The Selling Shareholders have heretofore delivered to the Purchaser true and complete copies of the Articles of Incorporation and By-Laws and any other organizational documents, in each case including all amendments thereto, of the Company and the Company Subsidiaries.

                  Section 3.3 No Conflicts. Except as set forth in SCHEDULE 3.3 attached hereto, and assuming all Consents set forth in SCHEDULE 3.4 attached hereto are obtained, made or given (as the case may be), the execution and delivery by the Selling Shareholders of this Agreement, the performance by the Selling Shareholders of their obligations hereunder, and the consummation of the transactions contemplated hereby (including without limitation the execution, delivery and performance of each of the Transaction Documents to which the Company will be a party and the transfer of all the Common Stock of the Company to the Purchaser free and clear of any Liens or Encumbrances) do not and will not conflict with, result in any breach or violation of, constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), give rise to any right of termination or acceleration of any right or obligation of the Company under, or result in the creation or imposition of any Lien or Encumbrance upon any assets or properties of the Company by reason of the terms of, (i) the Articles of Incorporation and By-Laws and any other organizational documents of the Company, (ii) any Contract to which such Selling Shareholder or the Company is a party or by or to which any of them or their respective assets or Properties (including, without limitation, the Common Stock) may be bound or subject, (iii) any order, writ, judgment, injunction, award, decree, law, statute, ordinance, rule or regulation applicable to the Company or such Selling Shareholder or (iv) any Permit of the Company; other than, in the case of CLAUSES (II), (III) AND (IV), any conflict, breach, violation, default, termination or acceleration which would not, individually or in the aggregate together with all such other conflicts, breaches, violations, defaults, terminations and accelerations, have a Material Adverse Effect or affect the ability of the Selling Shareholders to consummate the transactions contemplated hereby.

                  Section 3.4 Consents and Approvals. Except as set forth in
SCHEDULE 3.4 attached hereto, no consent, approval, authorization, license or order of, registration or filing with, or notice to, any Governmental Entity or any other Person (collectively, "CONSENTS") is necessary to be obtained, made or given by any Selling Shareholder or the Company in connection with the execution and delivery by the Selling Shareholders of this Agreement, the performance by the Selling Shareholders or the Company of their respective obligations hereunder, the execution, delivery and performance of each of the Transaction Documents to which the Company will be a party, or the consummation of the transactions contemplated hereby or thereby.

                  Section 3.5 Capitalization of the Company; Title to the Common Stock. The Common Stock listed on the Selling Shareholder Schedule attached hereto constitutes all of the authorized, issued and outstanding capital stock of the Company. All of the shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and are owned beneficially and of record by the Selling Shareholders, free and clear of any Lien or Encumbrance, except as provided in the next sentence. Upon delivery of the Common Stock against full payment of the Purchase Price as herein provided, the Purchaser will acquire good and marketable title to the Common Stock, free and clear of any Liens or Encumbrances other than (a) those created by the Purchaser and its Affiliates and (b) the requirements of federal and state securities laws respecting restrictions on the subsequent transfer thereof. After the consummation of the transactions contemplated herein, the Company shall have Ten Million (10,000,000) shares of Common Stock authorized and Nine Hundred Fifty-Seven Thousand Eight Hundred Ninety-Four (957,894) shares of Common Stock issued and outstanding and owned by the Purchaser and no other capital stock issued or outstanding.

                  Section 3.6 Options or Other Rights. Except for this Agreement, (a) there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Selling Shareholders, the Company or any Affiliate of either of the foregoing, any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other equity security of the Company (or any interest therein), (b) there is no outstanding security of any kind that has been issued by the Company or any other Affiliate of the Company that is convertible into or exchangeable for the capital stock of the Company (or any interest therein) and (c) there is no outstanding Contract or other agreement of or binding upon the Selling Shareholders, the Company or any other Affiliate of any of the foregoing to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company (or any interest therein). The Company has not issued any securities in violation of any preemptive or similar rights.

                  Section 3.7 Corporate Minutes. The minute books of the Company accurately reflect all actions taken at meetings, or by written consent in lieu of meetings, of the shareholders, board of directors and all committees of the board of directors of the Company, since the formation of the Company. All actions taken by the Company since such date have been duly authorized, and no such actions have been taken in breach or violation of the Articles of Incorporation, By-laws or other organizational documents of the Company.

                  Section 3.8 Financial Statements. Within three (3) Business Days after Ernst & Young furnishes the Financial Statements to the Company for review and comment, true and complete copies of the Financial Statements will be attached as SCHEDULE 3.8. The annual Financial Statements will have been prepared in accordance with GAAP consistently applied throughout the periods involved, will have been prepared in accordance with the books and records of the Company, will have been audited by the independent certified public accountants of the Company identified in the audit reports thereon, and present fairly the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the respective periods then ended. The quarterly or interim Financial Statements will have been prepared on a basis consistent with the accounting principles and practices used in the preparation of the annual Financial Statements, will have been prepared in accordance with the books and records of the Company, and will present fairly the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the respective periods indicated therein (subject, in each case, to normal recurring year-end audit adjustments and to absence of footnotes).

                  Section 3.9 No Undisclosed Liabilities. The Company has no direct or indirect debt, obligation, loss, damages, deficiency or other liability of any nature, whether absolute, accrued, contingent or otherwise ("LIABILITY"), other than (i) Liabilities that are fully and adequately reflected (as to nature and amount) and reserved against in the balance sheet included in the October 31, 1997 Financial Statements and (ii) those set forth on SCHEDULE 3.9 attached hereto.

                  Section 3.10 Absence of Changes.

                  (a) Since February 1, 1997, except as set forth in SCHEDULE 3.10(A) attached hereto, there has been no material adverse change in the business, operations, assets, properties, liabilities, condition (financial or otherwise), results of operations, prospects or Permits of the Company.

                  (b) Except as set forth in SCHEDULE 3.10(B) attached hereto, since February 1, 1997, the Company has operated its business only in the ordinary course of business consistent with past practice, and the Company has not directly or indirectly:

                           (i) amended its Articles of Incorporation and
By-Laws or other organizational documents, or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any Common Stock or changed or agreed to change in any manner the rights of its Common Stock or the character of its business;

                           (ii) issued or sold any Common Stock, or issued or
sold any options, warrants, calls or other rights of any kind to purchase or otherwise receive, or issued or sold any securities or instruments convertible into or exchangeable for, or entered into any Contract or commitment to issue or sell, any Common Stock or other equity interest or any bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind of the Company;

                           (iii) declared, paid or set aside any sum for any
distributions of any kind (whether in cash, property, any combination thereof or otherwise) to its shareholders (other than compensation at levels previously disclosed to the Purchaser, including, without limitation, bonuses in the ordinary course of business not exceeding (i) Three Million Dollars ($3,000,000) to the Selling Shareholders and (ii) Three Hundred Fifty Thousand Dollars ($350,000), together with those bonuses set forth on SCHEDULE 3.15(IV) attached hereto, to other employees of the Company), or made any direct or indirect redemption, retirement, purchase or other acquisition of any common stock or other equity interests or any bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind of the Company;

                           (iv) incurred any Indebtedness or entered into any
commitment to borrow money or any Contingent Obligation, or incurred or assumed any Liability or series of related Liabilities in excess of Five Hundred Thousand Dollars ($500,000);

                           (v) made any change in its accounting methods or
practices or made any change in depreciation or amortization policies or rates adopted by it;

                           (vi) made any change in any material business
policies or practices relating to the Company, including, without limitation, commission or fee structures and property management or maintenance activities; or made any change in its billing or investment policies and practices or any change in any other activity which (A) has had the effect of accelerating the recording and billing of fees or accounts receivable or delaying the payment of expenses or the establishment of reserves in connection with the business or any material accounts of the Company, or (B) has had the effect of altering, modifying or changing in any manner the historical financial or accounting practices or policies of the Company, including accruals of and reserves for Tax Liabilities;

                           (vii) suffered any damage, destruction, casualty or
loss, whether or not covered by insurance, affecting any of its Property, the total amount of which was or could reasonably be expected to be greater than Fifty Thousand Dollars ($50,000);

                           (viii) allowed the creation of any Lien or
Encumbrance on any tangible or intangible asset or Property, or any sale, transfer, assignment, lease or abandonment of any interest in any tangible or intangible asset or Property, other than sales, transfers, assignments and leases in the ordinary course of business consistent with past practice;

                           (ix) entered into any Contract, commitment or
transaction (including, without limitation, any capital expenditure, capital contribution, capital financing, or purchase, lease, acquisition, sale or disposition of assets or Properties) which requires or could require payments in excess of Five Hundred Thousand Dollars ($500,000) with respect to any individual Contract, commitment or transaction or series of related Contracts, commitments and transactions;

                           (x) terminated, failed to renew, received any
written notice (that was not subsequently withdrawn) to terminate or fail to renew, amended, altered, modified, suffered the occurrence of any default under, failed to perform any obligations, or waived or released any rights, under any Contract, which action could have a Material Adverse Effect;

                           (xi) forgiven or permitted any cancellation of any
claim, debt or account receivable, other than cancellations in the ordinary course of business consistent with past practice of any claim, debt or account receivable in an amount below Fifty Thousand Dollars ($50,000);

                           (xii) made any payment, discharge or satisfaction of
any Liability in excess of Fifty Thousand Dollars ($50,000) before the same became due in accordance with its terms, other than in the ordinary course of business consistent with past practice and as reflected or reserved against in the Financial Statements;

                           (xiii) accelerated the collection, or sale to any
other Person, of any of its receivables, or delayed the payment of any of its payables, other than accelerations or delays in the ordinary course of business consistent with past practice involving amounts below Fifty Thousand Dollars ($50,000);

                           (xiv) made any revaluation of any assets or
properties, or material write-down or write-off of the value of any assets or properties (including, without limitation, any receivables), in an amount in excess of Fifty Thousand Dollars ($50,000);

                           (xv) made any loan or advance to any Affiliate or
other Person which has not been fully reflected in the Financial Statements;

                           (xvi) made any acquisition of all or any substantial
part of the assets, Properties, securities or business of any other Person;

                           (xvii) except in the ordinary course of business
consistent with past practice, hired any new employees, consultants, agents or other representatives or entered into any employment or consulting agreements (other than those terminable without severance, without penalty and without cause on not more than thirty (30) days' notice), or terminated, or made any change in the employment terms or conditions of, any officers, directors, employees, consultants, agents or other representatives;

                           (xviii) except in the ordinary course of business
consistent with past practice, increased or agreed to increase any salary, wages, bonus, severance, compensation, pension or other benefits payable or to become payable, or granted any severance or termination payments or benefits, to any of its current or former officers, directors, employees, consultants, agents or other representatives, or amended any Plan in any respect;

                           (xix) entered into any collective bargaining
agreement or any other Contract with any labor union or association representing any employee, or been subjected to any strike, picket, work stoppage, work slowdown, labor dispute or other labor trouble;

                           (xx) considered or adopted a plan of complete or
partial liquidation, dissolution, rehabilitation, restructuring, recapitalization, redomestication or other reorganization; or

                           (xxi) entered into any Contract, commitment or
transaction to do any of the foregoing.

                  Section 3.11 Legal Proceedings. Except as set forth in
SCHEDULE 3.11 attached hereto, (i) there is no action, suit, claim or proceeding pending or, to the Knowledge of any Selling Shareholder or the Company, threatened (and, to the Knowledge of any Selling Shareholder or the Company, there is no investigation pending or threatened) against or affecting any Selling Shareholder or the Company by or before any court, other Governmental Entity or arbitrator and (ii) there is no outstanding order, writ, judgment, injunction, award or decree of any court, other Governmental Entity or arbitrator against or affecting such Selling Shareholder, the Company or their Affiliates. The Company has timely submitted any action, suit, claim or proceeding disclosed in SCHEDULE 3.11 attached hereto to its current insurance company and has paid any applicable deductible, or created a reserve for such deductible on the Company=s books. Except as set forth in SCHEDULE 3.11 attached hereto, no action, suit, claim or proceeding has been initiated against the Company pursuant to an indemnity provision in any Contract disclosed in such Schedule.

`
                  Section 3.12 Compliance with Laws. The Company is in compliance with (i) the terms of its Articles of Incorporation and By-Laws or other organizational documents, (ii) subject to the qualifications contained in
SECTION 3.4, all laws, statutes, ordinances, rules, regulations or other legal requirements, whether federal, state, local or foreign, (iii) all orders, writs, judgments, injunctions, awards and decrees of any court, other Governmental Entity or arbitrator and (iv) its Permits, except as set forth in
SCHEDULE 3.12 attached hereto and except in the case of CLAUSES (II) AND (III) where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect or materially prohibit or otherwise adversely affect the consummation of the transactions contemplated hereby. None of the Selling Shareholders or the Company has received notice of any violation by the Company of, or default by the Company under, its Articles of Incorporation and By-Laws or other organizational documents, any law, statute, ordinance, rule, regulation or other legal requirement, any order, writ, injunction, award or decree of any court, other Governmental Entity or arbitrator, except for such violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect or materially prohibit or otherwise adversely affect the consummation of the transactions contemplated hereby.

                  Section 3.13 Permits. Other than as set forth in SCHEDULE
3.13 attached hereto, the Company and/or its Key Personnel currently possess all Permits necessary for the ownership of the assets and Properties of the Company and the conduct of its business as presently conducted, except for such Permits the absence of which would not have a Material Adverse Effect. SCHEDULE
3.13 attached hereto sets forth a true and complete list of all Permits or applications for Permits of the Company and/or its personnel, including all licenses and other Permits necessary to conduct its business. The Company has heretofore delivered to the Purchaser true and complete copies of all such Permits as currently in effect. All such Permits are valid and in full force and effect, without any restriction which would materially and adversely impact the use of the Permit for the purpose intended. There is no action, proceeding, inquiry or investigation pending or, to the Knowledge of any Selling Shareholder or the Company, threatened for the suspension, modification, limitation, cancellation, revocation or non-renewal of any such Permit, and none of the Selling Shareholders or the Company has Knowledge of any existing fact or circumstance which (with or without notice or lapse of time or both) is reasonably likely to result in the suspension, modification, limitation, cancellation, revocation or non-renewal of any such Permit (or, with respect to any pending application for a Permit, the refusal of any Governmental Entity to issue any such Permit). The consummation of the transactions contemplated hereby will not result in the suspension, modification, cancellation, revocation or non-renewal of any such Permit. The Company is not and has not engaged in any business in any jurisdiction in which it is not, and was not then, duly authorized or qualified to transact such business. Except for compliance with periodic renewal procedures, no approvals or authorizations are required to permit the Company to continue conducting its business as presently conducted, following the Closing; none of the Selling Shareholders or the Company has been advised by any Person that any Permit will not in the ordinary course be renewed upon its expiration or that the transactions contemplated hereby will make it more difficult to renew or obtain any Permit.

                  Section 3.14 Regulatory Compliance. Except as set forth in
SCHEDULE 3.14 attached hereto, the Company has filed all reports, statements, registrations, applications, filings or other documents and submissions required to be filed with, or provided to, any Governmental Entity. Except as set forth in SCHEDULE 3.14 attached hereto, all such reports, statements, registrations, applications, filings, documents and submissions were in compliance with all applicable laws, statutes, ordinances, rules or regulations and were complete and correct in all material respects when filed, and no material deficiencies have been asserted by any Governmental Entity with respect thereto. Except as set forth in SCHEDULE 3.14 attached hereto, there is no action, proceeding, dispute, controversy, inquiry or investigation pending or, to the Knowledge of any Selling Shareholder or the Company, threatened by any such Governmental Entity relating to the Company.

                  Section 3.15 Contracts.

                  (a) SCHEDULE 3.15 attached hereto contains a true and complete list of all of the following Contracts, to which the Company is a party or by or to which the Company or the assets or Properties of the Company are or may be bound or subject, as each such Contract may have been amended, modified or supplemented:

                           (i) all Contracts involving representation of
talent, concert venues or productions, in each case, whether in oral or written form;

                           (ii) all brokerage, management, servicing or
consulting Contracts which accounted for Fifty Thousand Dollars ($50,000) or more in commissions, fees and revenues earned in respect of the Company during 1996 or through October 30, 1997;

                           (iii) partnership or joint venture Contracts;

                           (iv) employment Contracts for employees with
Assistant Vice President status or greater or requiring compensation payments in excess of Twenty Five Thousand Dollars ($25,000) in any fiscal year, excluding offer letters which were not accepted by the recipients thereof;

                           (v) Contracts relating to the borrowing of money or
other Indebtedness, or the direct or indirect guaranty of any obligation for, or Contract to service the repayment of, Indebtedness, or any other Contingent Obligation, including, without limitation, any Contract relating to (A) the maintenance of compensating balances, (B) any lines of credit, (C) the advance of any funds to any other Person outside the ordinary course of business, (D) the payment for property, products or services which are not conveyed, delivered or rendered to any such party, (E) any obligation to keep-well, make-whole or maintain or increase net worth, working capital, solvency, earnings or other financial condition or results of operations of any Person or perform similar requirements, or (F) the guaranty of any lease or other similar periodic payments to be made by any such other Person;

                           (vi) all lease, sublease, rental or other Contracts
under which the Company is a lessor or lessee of any real Property;

                           (vii) lease, sublease, rental, licensing, use or
similar Contracts with respect to personal property used by the Company in the conduct of its business, operations or affairs and providing for annual rental or use payments in excess of Ten Thousand Dollars ($10,000);

                           (viii) Contracts for the purchase or sale of
materials, supplies or equipment (including, without limitation, computer hardware and software), or the provision of services (including, without limitation, data processing services), involving annual payments of more than Ten Thousand Dollars ($10,000) or containing any escalation, renegotiation or redetermination provisions, which Contracts are not terminable at will without liability, premium or penalty;

                           (ix) Contracts for the purchase, acquisition, sale
or disposition of any assets or properties outside the ordinary course of business or for the grant to any Person (including the Company) of any option or preferential rights to purchase any assets or properties;

                           (x) Contracts relating to the future disposition or
acquisition of any investment or any interest in any Person, and all Contracts for the purchase of any security outside the ordinary course of business;

                           (xi) Contracts relating to licensing, sub-licensing
or assigning any Intellectual Property rights;

                           (xii) employment and other Contracts, excluding
offer letters which were not accepted by the recipients thereof, with any current or former officer, director, employee, consultant, agent or other representative providing for compensation or other payments of Fifty Thousand Dollars ($50,000) or more per annum during 1996 or subsequent thereto (the name, position or capacity of each such Person and the expiration date of each such Contract being accurately set forth in SCHEDULE 3.15 attached hereto);

                           (xiii) collective bargaining agreements and any
other Contracts with any labor union or association representing any employee;

                           (xiv) Contracts between or among (A) the Company, on
the one hand, and (B) such Selling Shareholder or any other Affiliates of the Company (or any officer, director, employee, consultant, agent or representative of any such other Affiliate), on the other hand ("AFFILIATE AGREEMENTS");

                           (xv) Contracts under which the Company agrees to
indemnify any Person involving liability in excess of Twenty Five Thousand Dollars ($25,000);

                           (xvi) any powers of attorney granted by the Company
to any Person;

                           (xvii) Contracts pursuant to which there is either a
current or future obligation or right of the Company to make payments in excess of Five Hundred Thousand Dollars ($500,000) in any twelve-month period;

                           (xviii) Contracts providing for any payments to any
Person or for any other consequences upon any sale of any shares of Common Stock or other direct or indirect change of control of the Company, including, without limitation, the sale of the Common Stock hereunder or any interest in the Company; or

                           (xix) any other material Contracts.

                  (b) The Company has heretofore delivered to the Purchaser true and complete copies of all of the foregoing Contracts, other than with respect to the Contracts relating to band, show and venue arrangements referred to in SCHEDULE 3.15(B)(2) hereof, with respect to which, the Company has provided the Purchaser with samples of agreements typical of such arrangements. Each such Contract is valid and binding in accordance with its terms, and is in full force and effect and enforceable against the other party or parties thereto. The Company is not in default in any material respect with respect to any such Contract, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. To the Knowledge of any Selling Shareholder and the Company, no other party to any such Contract is in default in any material respect with respect to any such Contract, nor does any condition exist that with notice or lapse of time or both would constitute a material default thereunder. Except as set forth in SCHEDULE 3.15 attached hereto, no such Contract contains any provision providing that any such other party thereto may terminate or cancel the same by reason of the transactions contemplated by this Agreement, or any other provision which would be altered or otherwise become applicable by reason of such transactions, and no party has given notice of termination or cancellation of any such Contract or that it intends to terminate or cancel any such Contract as a result of the transactions contemplated hereby.

                  (c) Except as set forth in SCHEDULE 3.15 attached hereto, there exists no material breach of a representation and warranty by the Company set forth in a Contract (each of which was made as of the date specified in such Contract) which gives rise to a remedy against the Company under such Contract.

                  Section 3.16 Title to Assets. Except as disclosed in the Financial Statements, the Company owns outright and has good and marketable fee or leasehold title to all of its respective assets and Properties (including, without limitation, those reflected in the most recent Financial Statements), in each case free and clear of any Lien or Encumbrance except for (i) assets and Properties which have been disposed of in the ordinary course of business since October 31, 1997, (ii) lease obligations under Contracts set forth on
SCHEDULE 3.16 attached hereto entered into in the ordinary course of business, and (iii) Liens or Encumbrances which in the aggregate are not substantial in amount and which do not materially detract from the value of the assets or Properties subject thereto (as carried on the most recent applicable Financial Statements) or interfere with the present use of such assets or Properties.

                  Section 3.17 Properties.

                  (a) SCHEDULE 3.17 attached hereto contains a true and complete list (designating the relevant owners, lessors and lessees) of (i) all real Property owned, leased or subleased by the Company and all buildings and other structures located on such real Property (including leasehold improvements) and (ii) all vehicles, equipment, furniture, fixtures and other personal Property owned, leased, subleased or managed by any such Person which, in the case of clause (ii) only, had an original cost in excess of Fifty Thousand Dollars ($50,000).

                  (b) With respect to real Property owned by the Company, if any, the Company has good and marketable title in fee simple absolute to each such parcel of real Property and all buildings, structures and other improvements thereon, in each case free and clear of all Liens. Except as set forth in SCHEDULE 3.17 attached hereto, there are no leases, subleases, tenancies, rights of first refusal or first offer, purchase options or rights of occupancy affecting any such real Property. Complete and correct copies of any title opinions, surveys and appraisals in the Company=s possession, and of any policies of title insurance currently in force, with respect to any such parcel of real Property have been delivered by the Company to the Purchaser.

                  (c) Except as set forth in SCHEDULE 3.17 attached hereto, with respect to real Property leased by the Company or otherwise made available to the Company for use, the Company has the right to quiet enjoyment of such real Property for the full term of each such lease or similar agreement (and any renewal option related thereto), and the leasehold or other interest of the Company in such real Property is not subject or subordinate to any Lien (or if subordinate, a non-disturbance agreement has been obtained by the Company from the holder of the Lien). The Company is in compliance with all terms of each such lease or similar agreement and to the Selling Shareholder's Knowledge, the other party or parties thereto are not in default of its or their obligations thereunder nor does any such party have the present right to terminate prior to its scheduled expiration the term of any lease or similar agreement.

                  (d) Neither the whole nor any part of any real Property owned, leased, used or occupied by the Company is subject to any pending suit for condemnation or other taking by any public authority, and, to the Selling Shareholder's Knowledge, no such condemnation or other taking is currently threatened or contemplated. The Properties owned, leased or subleased by the Company are sufficient to conduct the operations of the Company as currently conducted, and such Properties are in sound operating condition and repair, normal wear and tear excepted, including, without limitation, the "slurry walls" referenced in the Shoreline Amphitheater Lease referenced in Item 2 of
SCHEDULE 3.17 attached hereto. There has not been any interruption of the operations of the Company due to inadequate maintenance of any such Properties.

                  Section 3.18 Intellectual Property; Software. SCHEDULE 3.18 attached hereto contains, to each Selling Shareholder=s Knowledge, a true and complete list of all trade names, trademarks, trade dress, domain names, service marks, logos, copyrights, patents, and/or similar rights (including registrations and applications to register or renew the registration of any of the foregoing), trade secrets, inventions, know-how, specifically developed computer software and other intellectual property rights or other proprietary rights or confidential information ("INTELLECTUAL PROPERTY") owned or used by the Company or material to the conduct of the Company's business, including whether such Intellectual Property is owned or licensed by the Company. Except as set forth in SCHEDULE 3.18 attached hereto, the Company owns, or is validly licensed or otherwise has the right to use, on a royalty free basis, free and clear of any Lien or Encumbrance, all Intellectual Property used in the conduct of the Company's business. Other than as set forth in SCHEDULE 3.18 attached hereto, neither any Selling Shareholder nor the Company has received notice that, and none of the Selling Shareholders or the Company has Knowledge that,
(a) the Company is infringing or otherwise in conflict with the rights of any other Person in respect of any Intellectual Property or (b) any Person is infringing or otherwise in conflict with the Company's Intellectual Property. To the Selling Shareholder=s Knowledge, all software programs owned or licensed by the Company that are used in the operation of the Company are in good working order and have performed their designed functions without material disruption during the past six months.

                  Section 3.19 Investments. SCHEDULE 3.19 attached hereto contains a true and complete list of all securities and other investments (including, without limitation, short-term investments) owned by the Company as of the end of the most recent fiscal quarter, ----------- including the date of purchase, book value, market value and carrying value thereof on the books and records of account of the Company as of such date. Except as set forth in
SCHEDULE 3.19 attached hereto, none of the securities and other investments owned by the Company is in default in the payment of principal or interest or dividends.

                  Section 3.20 Compensation. The Selling Shareholders have previously provided to the Purchaser true and correct disclosures relating to
(i) the name and total compensation (payable by the Company) of each director, officer and employee of the Company other than employees whose total compensation did not exceed Thirty Thousand Dollars ($30,000) in 1996 and is not expected to exceed such amount in 1997, (ii) all bonuses and other incentive compensation received by such Persons since January 1, 1996, and any accrual for such bonuses and incentive compensation, and (iii) all Contracts or commitments by the Company or its Affiliates to increase the compensation or to modify the conditions or terms of employment of its directors or officers or employees whose total compensation exceeds (or, after giving effect thereto, will exceed) Thirty Thousand Dollars ($30,000) per annum. Except as set forth in such disclosure, none of the Selling Shareholders, directors or officers of the Company, nor any relative of any such Persons, is directly or indirectly a party to any Contract or arrangement with the Company providing for the furnishing of services by, the purchase, acquisition, lease or rental of property from, or otherwise requiring payments to any such Selling Shareholder, director, officer or relative (other than for service in such capacity as a director or officer).

                  Section 3.21 Employee Benefit Plans.

                  (a) SCHEDULE 3.21(A) attached hereto contains a true and complete list of all Plans. To the extent required by applicable law or regulation, each Plan has at all times been operated and administered in all material respects in compliance with the applicable requirements of ERISA, the Code and all other applicable laws, and the terms of such Plan. Other than as set forth in Item 1 on SCHEDULE 3.21(A) attached hereto, each Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS stating that it is so qualified and, to the Knowledge of the Selling Shareholders and the Company, (i) there is no reason that such tax-qualified status would be denied or revoked, whether retroactively or prospectively and (ii) with respect to the matters identified as Item 1 on SCHEDULE 3.21(A) attached hereto, to the Knowledge of the Selling Shareholders there is no reason to believe that the applicable determination letter will not be approved by the IRS.

                  (b) No actual or, to the Knowledge of the Selling Shareholders, threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or complaints to, or by, any Person have been filed or are pending with respect to the Plans or the Company in connection with any Plan or the fiduciaries responsible for such Plans and, to the Knowledge of the Selling Shareholders and the Company, no set of facts or conditions exist which could be expected to subject the Company to any Liability (other than routine claims for benefits). With respect to each Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

                  (c) No Plan is or has been subject to the requirements of
Section 412 of the Code or Title IV of ERISA, and no liability under Title IV of ERISA has been or is expected to be incurred by the Company, whether in respect of the Plans or any other plan currently or formerly maintained by the Company or any entity that is treated as a single employer with the Company under Section 414 of the Code. Other than the Plan referenced in Item 2 of
Schedule 3.22 attached hereto, there are no Plans that are either "multiemployer plans" as defined in Section 3(37) of ERISA or "multiple employer plans" subject to the requirements of Section 413(c) of the Code. There are no Plans that promise or provide health or life benefits to retirees or former employees of the Company other than as required by Section 4980B of the Code or Section 601 of ERISA. With respect to any multiemployer Plan, (i) each of the Company and its Affiliates has satisfied all of its obligations under such Plan, (ii) each of the Company and its Affiliates has taken all actions required to be taken under such Plan, (iii) no action that either the Company or its Affiliates has taken has resulted in any extraordinary or unusual liability under such Plan, (iv) neither the Company nor its Affiliates has received any notice of any assessment of liability under such Plan, other than with respect to regular periodic employer contributions under such Plan,
(v) neither the Company nor its Affiliates has failed to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liabilities under Section 4201 of ERISA under such Plan in an aggregate amount in excess of One Thousand Dollars ($1,000) and (vi) neither the Company nor any of its Affiliates has incurred, or reasonably expects to incur, any material liability

(and no event has occurred which, with the giving of notice under Section 4219 of ERISA would result in such liability) under Section 4201 or 4243 of ERISA with respect to such Plan.

                  (d) Except as set forth in SCHEDULE 3.21(D) attached hereto, all contributions made or deemed to have been made to each Plan that is a deferred compensation plan are presently, and have been during the years to which they relate, fully deductible pursuant to Section 404 of the Code. Except as set forth in SCHEDULE 3.21(D) attached hereto, all contributions to and payments with respect to or under the Plans that are required to be made with respect to periods ending on or before the Closing Date have been made or accrued before the Closing Date in accordance with the appropriate plan documents, insurance contracts or financial statement.

                  (e) With respect to each Plan, the Company has delivered to Purchaser true and complete copies of the following documents: (1) current plan documents, subsequent plan amendments, or any and all other documents that establish or describe the existence of the plan, trust, arrangement, contract, policy or commitment; (2) current summary plan descriptions and summaries of material modifications; (3) the most recent tax qualified determination letters, if any, received from or applications pending with the IRS; (4) the three most recent Form 5500 Annual Reports, including related schedules and audited financial statements and opinions of independent certified public accountants; (5) with respect to each Section 401(k) Plan, nondiscrimination testing results and the most recent annual and quarterly or monthly valuations;
(6) with respect to each Plan that is a pension plan, a copy of the most recent actuarial valuation report or other statement of plan assets and liabilities.

                  (f) Except as set forth on SCHEDULE 3.21(F) attached hereto, the consummation of the transactions contemplated by this Agreement will not directly or indirectly (including together with a termination of employment) entitle any current or former employee of the Company to severance or termination pay or any similar payments nor accelerate the timing of any payment or the vesting of any rights or increase the amount of any compensation due any such employee. As a direct or indirect result of the consummation of the transactions contemplated hereby, neither the Company nor the Purchaser will be obligated to make a payment to an individual that would not be deductible as a result of the application of Section 280G of the Code.

                  Section 3.22 Employee Relations. Except as set forth on
SCHEDULE 3.22 attached hereto, there are no collective bargaining or other labor union contracts to which the Company is a party and which is applicable to any Person employed by the Company. There is no pending or, to the Knowledge of the Selling Shareholders and the Company, threatened union organizational effort, material labor dispute, strike or work stoppage against the Company. Neither the Company nor its representatives or employees has committed any unfair labor practices in connection with the operation of the Company's business, and there is no pending or, to the Knowledge of the Selling Shareholders and the Company, threatened charge or complaint against the Company by the National Labor Relations Board or any comparable state agency. The Company is in compliance in all material respects with all applicable laws respecting employment, employment practices, equal employment opportunity, labor relations, wages, hours, safety, health and terms and conditions of employment, including the Occupational Health and Safety Act. The Company has not within the past twelve (12) months, experienced a "plant closing" or "mass layoff" within the meaning of the WARN.

                  Section 3.23 Insurance. SCHEDULE 3.23 attached hereto contains a true and complete list of all insurance policies (including the insurers, types of coverage, expiration dates, annual premiums, coverage limits, deductibles or self-insured or net retentions and other material terms thereof, and the aggregate amounts paid thereunder and any pending or outstanding claims thereunder in excess of Fifty Thousand Dollars ($50,000)) that insure the business, operations, officers, directors, employees, assets, Properties or affairs of the Company, or are maintained for the benefit of the Company, as an insured. All such insurance policies and Contracts are valid and binding in accordance with their terms and will remain in full force and effect at all times until the Closing. Neither the Company nor, to the Knowledge of the Selling Shareholders and the Company, any other party to any such insurance policy or Contract is in default with respect thereto, nor does any condition exist that with notice or lapse of time or both would constitute such a default by any party thereunder. Except as set forth on SCHEDULE 3.23 attached hereto, no such insurance policy or Contract contains any provision providing that any other party thereto may terminate or cancel the same by reason of the transactions contemplated by this Agreement, or any other provision which would be altered or otherwise become applicable by reason of such transactions, and no party has given notice of cancellation or non-renewal of any such insurance policy or Contract or that it intends to cancel or fail to renew any such insurance policy or Contract as a result of the transactions contemplated hereby. Neither the Company nor its Affiliates has failed to give any notice or present any claim under any such insurance policy or Contract in due or timely fashion or as required thereby in a manner which may jeopardize full recovery thereunder. All such insurance policies and Contracts provide coverage in amounts and upon terms that are reasonable and adequate for Persons having similar businesses, operations, properties and locales as those of the Company. The Company has never been denied coverage under any claim made nor has any insurance company refused to provide insurance coverage to the Company.

                  Section 3.24 Environmental Matters. To the Knowledge of any Selling Shareholder, there has not been any release, spill, emission, leaking, deposit, disposal, discharge, dispersal or leaching into the environment of any Hazardous Material at, in, on, under or from any real property leased, used or managed by the Company or in connection with its business, that could, individually or in the aggregate, have a Material Adverse Effect. No Hazardous Materials are being stored or otherwise are present at, in, on or under any real property owned, leased, used or managed by the Company or in connection with its business where such activity is not in compliance with Environmental Laws. The Company is in compliance, in all material respects, with all Environmental Laws applicable to it. None of the Selling Shareholders, the Company or any of their Affiliates has received notice of any violation by or non-compliance with any of the same of, or default by any of the same under, any Environmental Law, and none of the Selling Shareholders or the Company has Knowledge of any existing facts or circumstances that are likely to result in any such violation, non-compliance or default. There is no action or proceeding pending or, to the Knowledge of the Selling Shareholders or the Company, threatened against the Company or any of their Affiliates that alleges or would allege any violation of or non-compliance with any Environmental Law. SCHEDULE 3.24 attached hereto sets forth a true and complete list of all properties with respect to which the Company has exercised foreclosure rights.

                  Section 3.25 Accounts. SCHEDULE 3.25 attached hereto contains a true and complete list of (i) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account, deposit, lock box or safety deposit box for its own benefit or maintains a banking, custodial, trading or other similar relationship for its own benefit, (ii) each such account, deposit, box or relationship and (iii) the name of every Person authorized to draw thereon or having access thereto.

                  Section 3.26 Company Business. The Company conducts no business other than the Company Business and services incidental thereto, and all such business is, and has been since the formation of the Company, conducted directly by the Company and not through any Affiliates. The Selling Stockholders have provided to the Purchaser true and correct written disclosures relating to (i) the name of each Client who or which accounted for, or is expected to account for, Five Hundred Thousand Dollars ($500,000) or more in commissions, fees or revenues earned in respect of the Company during 1996 or 1997 (each a "MATERIAL CLIENT"), (ii) a summary description of the transactions with, and the services provided to, each Material Client by the Company, (iii) the commission, fee or other payment structure applicable to each Material Client and (iv) the total commissions, fees and revenues of the Company attributable to each Material Client for the twelve months ended December 31, 1996 and the six months ended June 30, 1997, listed both by dollar amount and by percentage of gross revenues of the Company. The transfer of the Common Stock by the Selling Shareholders to the Purchaser will result in the transfer of all business, operations, assets, properties, liabilities, condition (financial or otherwise), results of operations or Permits used in connection with the Company Business to the Purchaser.

                  Section 3.27 Investment Company or Adviser. The Company is not required to register as (i) an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "broker" or "dealer" within the meaning of the Securities Exchange Act of 1934, as amended, or (iii) an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

                  Section 3.28 No Brokers. No broker, finder or investment banker has been retained or engaged on behalf of the Selling Shareholders, the Company or their Affiliates, or is entitled to any brokerage, finder's or other fee, compensation or commission from any such Person in connection with the transactions contemplated by this Agreement.

                  Section 3.29 Full Disclosure. All documents and papers delivered by or on behalf of the Selling Shareholders, the Company or their Affiliates in connection with this Agreement and the transactions contemplated hereby were prepared and delivered in good faith by such Person and are complete and authentic in all material respects. The Selling Shareholders, the Company and their Affiliates have complied in good faith with all requests of the Purchaser and its representatives for documents, papers and information relating to the Company in connection with the transactions contemplated hereby, and have not knowingly withheld any document, paper or other information requested by the Purchaser or any of its representatives in connection herewith. No representation or warranty by the Selling Shareholders contained in this Agreement (including the exhibits and schedules hereto and thereto) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which it was made, not false or misleading. Notwithstanding any other provision herein to the contrary, the Selling Shareholders acknowledge and agree that the representations and warranties set forth in this
SECTION 3.29 may be relied upon by the Purchaser and its affiliates in connection with certain financing transactions contemplated by the Purchaser or its affiliates.

                  Section 3.30 Powers of Attorney. Except as set forth in
SCHEDULE 3.30 attached hereto, there are no outstanding powers of attorney granted by the Company to any other Person.

                  Section 3.31 Competency. Notwithstanding the appointment of the Shareholder Representatives pursuant to SECTION 2.4 hereof, each of the Selling Shareholders represents, with respect to itself and with respect to each of the other Selling Shareholders, that each Selling Shareholder (i) is competent to enter into this Agreement and to consummate the transactions contemplated hereby and (ii) had separate legal counsel in connection with this Agreement and the transactions contemplated hereby, including, without limitation, with respect to the tax consequences to such Selling Shareholders of entering into this Agreement and consummating the transactions contemplated hereby.

                  Section 3.32 Prohibited Transactions. To the Selling Shareholder=s Knowledge, neither the Company nor any artist engaged by the Company has, at any time, directly or indirectly, given or offered to give any consideration of any kind to any radio or television station or network, to any employee thereof, or to any person, firm or corporation controlling or influencing the station or network's programming for purposes of securing the broadcast or promotion of any artist works hereunder.


                  ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                      The Purchaser hereby makes the following representations and warranties to each Selling Shareholder, on the date of this Agreement and on the Closing Date.

                  Section 4.1 Due Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to execute, deliver and perform this Agreement and to acquire the Common Stock as contemplated herein.

                  Section 4.2 Authorization and Validity. The execution, delivery and performance of this Agreement and the Transaction Documents by each of the Purchaser and SFX have been duly and validly authorized by all necessary action. This Agreement constitutes the legally valid and binding obligation of the Purchaser and, with respect to SECTION 2.3(D) hereof, SFX, enforceable against the Purchaser and, with respect to SECTION 2.3(D) hereof, SFX, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity.

                  Section 4.3 Defaults. The execution and delivery of this Agreement and the Transaction Documents by the Purchaser and the performance of its obligations hereunder are not in violation or breach of, and do not conflict with or constitute a default under, any law, rule or regulation of any governmental authority or court or any of the terms or provisions of the Purchaser's Certificate of Formation, Operating Agreement or any agreement, license or other instrument, to which the Purchaser is a party.

                  Section 4.4 No Litigation. There are no actions, suits or proceedings pending or, to the Knowledge of SFX or the Purchaser, threatened against SFX or the Purchaser, for which service of process has been made on SFX or the Purchaser, in any court or by or before any other governmental agency or instrumentality that would, taken in the aggregate, materially adversely affect the ability of SFX or the Purchaser to carry out the terms of this Agreement.

                  Section 4.5 No Consent Required. Except for the filings referred to on SCHEDULE 4.5 attached hereto, no consent, approval, authorization or order of any court or governmental agency is required for the execution and delivery of this Agreement by the Purchaser, or SFX or for the performance by the Purchaser, or SFX of its obligations hereunder or under the Transactions Documents or, if required, such consent, approval, authorization or order will have been obtained on or prior to the Closing Date.

                  Section 4.6 Transfer Restrictions. The Purchaser is acquiring the Common Stock for its own account and not with a view to the distribution or resale thereof in any transaction not exempt from the registration requirements of the Securities Act and applicable state securities laws. The Purchaser acknowledges that the Common Stock is subject to transfer restrictions imposed by the Securities Act and state securities law. The Purchaser recognizes that it will not be able to transfer the Common Stock unless it is registered under the Securities Act or resold pursuant to an exemption under applicable securities laws.

                  Section 4.7 No Brokers. No broker, finder or investment banker has been retained or engaged on behalf of the Purchaser or its Affiliates, or is entitled to any brokerage, finder's or other fee, compensation or commission from any Person in connection with the transactions contemplated by this Agreement.

                  Section 4.8 Full Disclosure. All documents and papers delivered by or on behalf of the Purchaser or its Affiliates in connection with this Agreement and the transactions contemplated hereby were prepared and delivered in good faith by such Person and are complete and authentic in all material respects. Other than with respect to the Registration Statement, a copy of which will be provided to the Shareholder Representative within two (2) Business Days after such Registration Statement has been publicly filed, the Purchaser and its Affiliates have complied in good faith with all requests of the Selling Shareholders and its representatives for documents, papers and information relating to the Purchaser in connection with the transactions contemplated hereby, and have not knowingly withheld any document, paper or other information requested by the Selling Shareholders or any of its representatives in connection herewith. No representation or warranty by the Purchaser contained in this Agreement (including the exhibits and schedules hereto and thereto) contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which it was made, not false or misleading.

                  Section 4.9 Capitalization. As of the Closing Date, SFX (i) shall have net assets of not less than One Hundred Million Dollars ($100,000,000) and the Purchaser shall have provided the Shareholders Representatives with satisfactory evidence that it can perform its obligations under this Agreement and (ii) shall be qualified to do business in all jurisdictions where such qualification is necessary in order to consummate this transaction.


                  ARTICLE V. CERTAIN COVENANTS OF THE SELLING SHAREHOLDERS

                      Each Selling Shareholder covenants and agrees with the Purchaser as follows, and shall take all action necessary to cause the Company to comply with each of the following covenants and agreements which shall survive the Closing as applicable:

                  Section 5.1 Conduct of Business.

                  (a) From the date hereof to and including the Closing Date, the Company will, and the Selling Shareholders will use their best efforts to cause the Company to, (i) conduct its operations in the ordinary course of business consistent with past practice and use its best efforts to preserve intact its business organization, goodwill and Permits, to keep available the services of its officers and employees and to maintain existing relationships with Clients, customers, accounts, agents, distributors, suppliers and others having business dealings with the Company, (ii) maintain insurance coverages and its books, records and accounts in the usual manner consistent with prior practice, (iii) comply in all material respects with all laws, statutes, ordinances, rules and regulations of Governmental Entities applicable to the Company, (iv) maintain and keep its Properties and equipment in good repair, working order and condition, normal wear and tear excepted, (v) maintain the Intellectual Property and (vi) perform in all material respects its obligations under all Contracts and commitments to which it is a party or by or to which it is bound or subject.

                  (b) From the date hereof to and including the Closing Date, the Company will not, and the Selling Shareholders will not permit the Company to, directly or indirectly (i) amend or modify its Articles of Incorporation, By-Laws or other organizational documents, (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, call, commitments, subscriptions, rights to purchase or otherwise) any Common Stock or any other direct or indirect equity interest in the Company, or any bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind, (iii) split, combine or reclassify any Common Stock, or declare, pay or set aside any sum for any distribution (whether in cash, Common Stock or Property, any combination thereof or otherwise) in respect of its Common Stock, or redeem, purchase or otherwise acquire (or agree to redeem, purchase or otherwise acquire) any Common Stock or any of its other securities, (iv) adopt a plan of complete or partial liquidation, dissolution, rehabilitation, merger, consolidation, restructuring, recapitalization, re-domestication or other reorganization, (v) make any material change in any financial reporting, Tax or accounting methods or practices, (vi) make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability either not in accordance with past practice or which would have a Material Adverse Effect,
(vii) purchase or sell securities or other investments, or invest or reinvest income and proceeds in respect thereof, other than in the ordinary course of business consistent with past practice, (viii) other than as set forth in
SCHEDULE 5.1 attached hereto, accrued or paid any bonus to any employees outside the ordinary course of business which in the aggregate exceeds One Million Four Hundred Thirty Thousand Dollars ($1,430,000), (ix) incur any debt that would constitute Long Term Debt; provided, that, with respect to CLAUSE
(IX) hereof, the Company may draw upon the Company=s existing Sanwa credit line in the ordinary course of business, subject to the prior consent of the Purchaser, which consent (a) will not be unreasonably withheld and (b) will be provided within two (2) Business Days (and in the absence of any response within such two (2) Business Day period, the Purchaser will be deemed to have provided such consent) or, (x) without the prior written consent of the Purchaser, take any of the other actions described in SECTION 3.10 hereof or take any action, or omit to do any act, that individually or in the aggregate would, or would be reasonably likely to, result in (A) any of the representations and warranties set forth in ARTICLE III of this Agreement not being true in all material respects (or, in the case of any such representations or warranties which are qualified as to materiality, true in all respects) or (B) any of the conditions set forth in ARTICLES VII AND VIII not being satisfied or (C) any breach of any covenant or obligation hereunder or (D) a Material Adverse Effect.

                  Section 5.2 Access to Information; Consultation; Confidentiality. From the date hereof until the Closing Date, the Selling Shareholders will, and will cause the Company to, (i) allow the Purchaser and its officers, employees, counsel, accountants, consultants and other authorized representatives ("PURCHASER REPRESENTATIVES") to have reasonable but complete access to the books, records, Contracts, facilities, management and personnel of the Company other than the provisions that have been expressly redacted,
(ii) furnish promptly to the Purchaser and the Purchaser Representatives all information and documents concerning the Company as the Purchaser or the Purchaser Representatives may reasonably request, and (iii) cause the respective officers, employees and representatives of the Company and its Affiliates to cooperate in good faith with the

Purchaser and the Purchaser Representatives in connection with all such access. Information provided in the Schedules attached hereto shall, to the extent that a specific cross-reference is provided, be deemed a disclosure in connection with all related representations and warranties provided by the Selling Shareholders. No investigation or review by the Purchaser or any of the Purchaser Representatives shall affect or be deemed to modify any of the representations, warranties, covenants or agreements of the Selling Shareholders or the Company under this Agreement or otherwise; it being understood that, notwithstanding any right of the Purchaser fully to investigate the affairs of the Company, the Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of the Selling Shareholders contained in this Agreement.

                  Section 5.3 Cooperation and Reasonable Best Efforts. Subject to the terms and conditions hereof, (a) the Selling Shareholders will cause the Company and its Affiliates to cooperate with the Purchaser to permit the timely consummation of the transactions contemplated by this Agreement and (b) the Selling Shareholders will cause the Company and its Affiliates to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in a timely manner.

                  Section 5.4 Consents and Approvals. As soon as reasonably practicable after the execution of this Agreement, the Selling Shareholders shall cause the Company and its Affiliates to obtain any necessary Consents of, and make any filing with or give any notice to, any Governmental Entities and other Persons as are required to be obtained, made or given by such party to consummate the transactions contemplated by this Agreement. The parties hereto shall cooperate with one another in exchanging such information and reasonable assistance as may be required by any such Governmental Entity or as any other party may request in connection with the foregoing.

                  Section 5.5 Notification of Certain Matters. The Selling Shareholders and the Purchaser shall give prompt notice to the other of (a) the occurrence or nonoccurrence of any event which would be reasonably likely to cause any representation or warranty of the Selling Shareholders or the Purchaser, respectively, contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty which is qualified as to materiality, untrue or inaccurate in any respect) at or prior to the Closing and (b) any material failure of any of the Selling Shareholders or the Company, on the one hand, or the Purchaser, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, that, the delivery of any notice pursuant to this SECTION 5.5 shall not cure such failure or limit or otherwise affect the remedies available hereunder to the parties receiving such notice. Any notice given pursuant to this SECTION 5.5 shall be written notice with sufficient specificity to allow for identification and cure on the part of the Selling Shareholders and shall be sent by facsimile or by overnight delivery. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, the Selling Shareholders and the Purchaser shall promptly notify the other of any action, suit, claim, proceeding or investigation of the type required to be described in SCHEDULE 3.11 attached hereto that is commenced or, to its or their Knowledge, threatened, and of any request for additional information or documentary materials by any Governmental Entity in connection with the transactions contemplated hereby.

                  Section 5.6 No Solicitation. The Selling Shareholders, the Company, their Affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions, communications or negotiations, if any, with any Persons ("PRIOR BIDDERS"), other than the Purchaser and the Purchaser Representatives, conducted heretofore with respect to any direct or indirect acquisition of any material portion of the assets or Properties of, or any of the Common Stock of or other equity interest in, the Company, or any business combination with the Company (whether by merger, consolidation or otherwise) or any other transaction inconsistent with consummation of, or similar in whole or in part to, the transactions contemplated herein (any of the foregoing, an "ALTERNATIVE TRANSACTION"), and will not, directly or indirectly, solicit, encourage, participate in or initiate discussions or negotiations with, or provide any information or documents to, or cooperate in any way with, any Person (other than the Purchaser and the Purchaser Representatives) concerning any Alternative Transaction or consummate any such Alternative Transaction. In the event that the Selling Shareholders or the Company receive any oral or written proposal relating to an Alternative Transaction (an "ALTERNATIVE TRANSACTION PROPOSAL"), or any inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with the Selling Shareholders or the Company in connection with an Alternative Transaction or Alternative Transaction Proposal, the Selling Shareholders shall

                  (a) inform the Person making such Alternative Transaction Proposal that the Selling Shareholders are required by contract to refrain from discussing any Alternative Transaction,

                  (b) not make any other statement or engage in any other discussions with such Person concerning any Alternative Transaction, and

                  (c) immediately notify the Purchaser of the Alternative Transaction Proposal.

                  Section 5.7 Interim Financial Statements. From the date hereof until the Closing Date, as soon as practicable after they become available (and in any event within twenty five (25) Business Days after the end of each fiscal quarter), the Selling Shareholders shall (or shall cause the Company to) deliver to the Purchaser true and complete copies of (i) the balance sheet of the Company as of the end of each fiscal quarter ending on or after October 31, 1997, and the related statements of income of the Company for such quarter, including in each case the notes (if any) and any auditor's report thereon, and (ii) to the extent prepared, any and all other financial statements of the Company covering any date or period during the period from the date hereof to the Closing Date (the "INTERIM FINANCIAL STATEMENTS"). In addition, during such period, if and when available, the Selling Shareholders shall (or shall cause the Company to) deliver to the Purchaser true and complete copies of any budgets, business plans and financial projections, or modifications thereof, prepared by or on behalf of the Selling Shareholders, the Company or their Affiliates relating to the Company. The Interim Financial Statements will each be prepared on a basis consistent with the accounting principles and practices used in the preparation of the annual Financial Statements and in accordance with the books and records of the Company, and will present fairly the combined financial condition of the Company as of the respective dates thereof and the results of operations of the Company for the respective periods then ended, subject to normal recurring year-end audit adjustments.

                  Section 5.8 Insurance Coverage. The Selling Shareholders will, and will cause the Company and its Affiliates to, cooperate with the Purchaser, upon request, in obtaining, at the expense of the Company, continued or replacement insurance coverage, effective as of the Closing Date, providing coverage to the Company comparable to that provided by the policies and Contracts listed on SCHEDULE 3.23 attached hereto. Without limiting the generality of the foregoing, the Selling Shareholders will provide such information, and cause the Company to complete and execute such applications, as may be reasonably necessary to arrange for such continuation or replacement insurance coverage.

                  Section 5.9 Inter-Affiliate Accounts; Affiliate Agreements. Other than as set forth in SCHEDULE 5.9, the Selling Shareholders shall, and shall cause the Company to, cause all accounts receivable or payable (whether or not currently due or payable) between (i) the Company, on the one hand, and
(ii) the Selling Shareholders, or any of the directors, officers, employees or relatives of any of the same, on the other hand, to be settled in full (without any premium or penalty, and at values mutually agreed upon by the parties hereto) at or prior to the Closing.

                  Section 5.10 Corporate Records. At or prior to the Closing, the Selling Shareholders shall deliver to the Purchaser (or its designee) all minute books, ledgers, books, canceled or unused stock certificates, seals, records, files and Properties of the Company that are in the possession or control of the Selling Shareholders or any of their other Affiliates.

                  Section 5.11 Instruments. Any monies, checks, drafts, money orders, postal notes and other instruments received after the Closing by the Selling Shareholders or any of their Affiliates (other than the Company) in payment of any amounts due the Company shall, forthwith after receipt by the Selling Shareholders or any of such Affiliates thereof, be transferred and delivered by the Selling Shareholders and such Affiliates to the Company (or other designee of the Purchaser), and any such instruments made payable to the Selling Shareholders or any of such Affiliates when so delivered shall bear all endorsements required to effectuate the transfer of the same to the Company (or any such other designee).

                  Section 5.12 Employment Agreements. On or prior to the Closing Date, each of the Key Personnel shall, and the Company shall cause any other employees determined by the Purchaser and listed in SCHEDULE 5.12 attached hereto to, enter into employment contracts with the Purchaser in substantially the form attached hereto as EXHIBIT C (the "EMPLOYMENT AGREEMENT").

                  Section 5.13 BG Presents Name. From and after the Closing, the Selling Shareholders shall not, and shall cause their Affiliates not to, use the name "Bill Graham Presents" or "Fillmore"or any name containing a word or expression similar thereto or derivative in whole or in part therefrom, or use any Intellectual Property of any type which is confusingly similar, in whole or in part, to such name or any Intellectual Property owned or exclusively licensed by the Company, in each case, other than with respect to the Company and its Affiliates.

                  Section 5.14 Non-Competition; Confidential Information. Each Selling Shareholder that is not party to an Employment Agreement with the Company on the Closing Date agrees that at all times during the period from the Closing Date through the second anniversary of the Closing Date (the "RESTRICTED PERIOD"), such Selling Shareholder shall not, directly or indirectly (through one or more Affiliates or otherwise), (i) compete, directly or indirectly, with the business conducted by the Company, (ii) solicit, divert, employ or hire away (or attempt to solicit, divert, employ or hire away), any employee, officer or agent of the Company or its Affiliates (which for purposes of this SECTION 5.14 shall be deemed to include the Purchaser and its Affiliates), (iii) solicit, divert, or appropriate to or for a competing business, any Person that is a customer of the Company or its Affiliates, (iv) appropriate to or for a competing business, any computer software, technology, data, electronic or paper documentation and copies thereof (except and only to the extent such software, technology or data are readily ascertainable or available from public or published information or trade sources or was known by such individual prior to his initial employment with the Company or its Affiliates, (v) disclose or reveal to any Person (other than directors, officers and authorized employees and representatives of the Company and its Affiliates, any customer lists, trade secrets, documents or other information relating to the business, operations or activities of the Company or its Affiliates (except and only to the extent that such customer lists, trade secrets or other information (a) are readily ascertainable from public or published information or trade sources; (b) known to such individual prior to his initial employment with the Company; or (c) upon advice of counsel, are required to be disclosed in order to comply with applicable law or regulatory authority, and such employee notifies the Purchaser prior to making such disclosure), or (vi) use any such customer lists, trade secrets, documents or information other than to the extent necessary or appropriate in the performance of duties under the related employment agreement, if any (except and only to the extent that such customer lists, trade secrets or other information (a) are readily ascertainable from public or published information or trade sources; (b) known to such individual prior to his initial employment with the Company, or (c) upon advice of counsel, are required to be disclosed in order to comply with applicable law or regulatory authority, and such employee notifies the Purchaser prior to making such disclosure).

                  Section 5.15 Further Assurances. Each Selling Shareholder, for himself or herself and his or her successors and assigns, hereby covenants and agrees that, at the Purchaser's sole expense and without the assumption of any additional liability therefor, upon the reasonable written request of the Purchaser, such Selling Shareholder will execute and deliver to the Purchaser and its successors and assigns such further instruments of sale, conveyance, assignment and transfer, and take such other action in order more effectively to sell, convey, grant, assign, transfer and deliver the Common Stock to the Purchaser, and to assure and confirm to any other person the ownership of the Common Stock by the Purchaser, and to permit the Purchaser to exercise any of the rights or privileges intended to be conveyed, assigned, transferred and delivered by such Selling Shareholder to the Purchaser pursuant to this Agreement.

                     ARTICLE VI. COVENANTS OF THE PURCHASER

                  Purchaser covenants and agrees as follows:

                  Section 6.1 Cooperation and Reasonable Best Efforts. Subject to the terms and conditions hereof, (a) the Purchaser will cooperate with the Selling Shareholders and the Company to permit the timely consummation of the transactions contemplated by this Agreement and (b) the Purchaser will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in a timely manner.

                  Section 6.2 Consents and Approvals. As soon as reasonably practicable after the execution of this Agreement, the Purchaser will use commercially reasonable efforts to obtain any necessary Consents of, and make any filing with or give any notice to, any Governmental Entities and other Persons as are required to be obtained, made or given by such party to consummate the transactions contemplated by this Agreement. The parties hereto shall cooperate with one another in exchanging such information and reasonable assistance as may be required by any such Governmental Entity or as any other party may request in connection with the foregoing.


          ARTICLE VII. CONDITIONS OF THE SELLING SHAREHOLDERS TO CLOSE

                      The obligations of the Selling Shareholders to sell and transfer their Common Stock at the Closing shall be subject to the satisfaction or waiver of the following conditions at or prior to the Closing.

                  Section 7.1 Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct, as of the date of this Agreement and (except for any such representations and warranties which are made as of and relate solely to a particular date) as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such failures that do not in the aggregate have a Material Adverse Effect on the Purchaser. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Purchaser hereunder on or prior to the Closing Date.

                  Section 7.2 Consents. All Consents required to be obtained by the Purchaser in connection with the consummation of the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect.

                  Section 7.3 No Litigation or Illegality. No action, suit, claim, proceeding or investigation by any Governmental Entity or other Person shall be pending which questions the validity or legality of the transactions contemplated hereby or which could reasonably be expected to have a material adverse effect on the ability of the Purchaser to execute and deliver this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby. No injunction, order, decree or judgment shall have been issued by any Governmental Entity and be in effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains, modifies or prohibits the consummation of the transactions contemplated hereby or is reasonably likely to have a material adverse effect on the ability of the Purchaser to execute and deliver this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby.

                  Section 7.4 Certificates. The Purchaser shall have delivered to the Selling Shareholders a certificate dated the Closing Date, signed by officers of the Purchaser, certifying as to the satisfaction of the conditions set forth in SECTION 7.1 relating to representations, warranties, covenants and agreements of the Purchaser. In addition, the Purchaser shall have furnished the Shareholder Representatives with such other certificates and closing documents as the Shareholder Representatives may reasonably request and as are customary for transactions such as those contemplated hereby, including a complete copy of the Certificate of Formation and Operating Agreement of the Purchaser with a certification of authenticity by the Secretary of the Purchaser.

                  Section 7.5 Agreements. The Purchaser (or its designee) shall have duly executed and delivered this Agreement and each of the Transaction Documents; and the Purchaser shall have caused the Company, or the Company shall otherwise have entered into, the Employment Agreements in accordance with
SECTION 5.12.

                  Section 7.6 Receipt of Purchase Price . The Shareholder Representative shall have received the Purchase Price as contemplated by
SECTION 2.3(A) hereof.

                  Section 7.7 Opinion of Counsel to the Purchaser. The Selling Shareholders shall have received the opinion, dated the Closing Date, of (i) Paul, Hastings, Janofsky & Walker LLP, counsel of Purchaser, and (ii) Baker McKenzie, securities counsel to the Purchaser, in form reasonably acceptable to each such counsel and to counsel for the Selling Shareholders.

                  Section 7.8 Base Price. The Selling Shareholders shall have received documentation reasonably satisfactory to the Selling Shareholder that the Base Price valuation of Thirteen Dollars and Thirty-Three Cents ($13.33) is the lowest price used by Robert F.X. Sillerman in his personal acquisition of the SFX Stock and the Class B Common Stock of SFX.

                  Section 7.9 HSR. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated.


                  ARTICLE VIII. CONDITIONS OF THE PURCHASER TO CLOSE

                  The obligation of the Purchaser to purchase the Common Stock at the Closing shall be subject to the satisfaction or waiver of the following conditions at or prior to the Closing.

                  Section 8.1 Representations, Warranties and Covenants. The representations and warranties of the Selling Shareholders contained or incorporated by reference in this Agreement shall be true and correct, as of the date of this Agreement and (except for any such representations and warranties which are made as of and relate solely to a particular date) as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such failures that do not in the aggregate have a Material Adverse Effect. Each of the Selling Shareholders and the Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by such parties hereunder on or prior to the Closing Date.

                  Section 8.2 Consents. All Consents required to be obtained by the Selling Shareholders or the Company in connection with the consummation of the transactions contemplated hereby shall have been duly obtained, made or given in a form and substance reasonably satisfactory to the Purchaser and shall be in full force and effect, without the imposition upon the Purchaser or the Company of any material condition, restriction or required undertaking.

                  (a) The Company shall have received each of the consents referred to in SCHEDULE 3.15 attached hereto, unless the failure to obtain such consent would have a Material Adverse Effect on the Company.

                  (b) The Company shall have received any consent of Sanwa Bank necessary in order to consummate the transactions contemplated hereby.

                  Section 8.3 No Litigation or Illegality. No action, suit, claim, proceeding or investigation by any Governmental Entity or other Person shall be pending which questions the validity or legality of the transactions contemplated hereby or which could reasonably be expected to have a Material Adverse Effect. No injunction, order, decree or judgment shall have been issued by any Governmental Entity and be in effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains, modifies or prohibits the consummation of the transactions contemplated hereby or is reasonably likely to have a Material Adverse Effect.

                  Section 8.4 No Material Adverse Change. Other than as set forth on the Schedules attached hereto, there shall have been no material adverse change in the business, operations, assets, Properties, Liabilities, condition (financial or otherwise), results of operations, prospective business opportunities, to the actual Knowledge of the Selling Shareholders, or Permits of the Company since October 31, 1997.

                  Section 8.5 Opinion of Counsel to the Selling Shareholders and the Company. The Purchaser shall have received the opinion, dated the Closing Date, of Greene, Radovsky,

Maloney & Share, counsel to the Selling Shareholders and the Company, in form reasonably acceptable to such counsel and to counsel for the Purchaser, which opinion shall provide (i) that such opinion may be relied upon by counsel to SFX and its affiliates, bank counsel, if any, and underwriter counsel, if any, in connection with any financing contemplated by SFX and its affiliates and
(ii) that counsel for the Selling Shareholders shall agree to render an opinion, in form reasonably acceptable to counsel for the Purchaser, directly to SFX or any third party financier relating to such proposed financing.

                  Section 8.6 Certificates. The Selling Shareholders and the Company shall have delivered to the Purchaser a certificate dated the Closing Date, signed by each of the Selling Shareholders, certifying as to the satisfaction of the conditions set forth in ARTICLE III relating to the representations, warranties, covenants and agreements of the Selling Shareholders. In addition, the Selling Shareholders and the Company shall have furnished the Purchaser with such other certificates and closing documents as the Purchaser may reasonably request and as are customary for transactions such as those contemplated hereby, including a complete copy of the Certificate of Incorporation and By-Laws of the Company with a certification of authenticity by the Secretary of the Company.

                  Section 8.7 Agreements. The Selling Shareholders shall have duly executed and delivered this Agreement; each of the Key Personnel shall have duly executed and delivered an Employment Agreement in accordance with
SECTION 5.12; and the Company shall have duly executed and delivered the Transaction Documents.

                  Section 8.8 Transfer Taxes. Pursuant to SECTION 10.13 hereof, the Selling Shareholders shall have paid, or caused to be paid or made arrangements to pay on or before the appropriate filing date (including extensions to file), all transfer and other Taxes required to be paid in connection with the sale and delivery to the Purchaser of the respective Common Stock owned by each Selling Shareholder, and shall have caused all appropriate stock transfer Tax stamps to be affixed to the certificate or certificates representing the Common Stock so sold and delivered.

                  Section 8.9 Delivery of Stock Certificates. Each Selling Shareholder shall have delivered to the Purchaser a certificate or certificates representing all outstanding shares of Common Stock owned by such Selling Shareholder, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, together with all necessary stock transfer stamps affixed thereto, which shall be valid and effective to convey all right, title and interest in and to such shares of Common Stock to the Purchaser, free and clear of any and all Liens or Encumbrances. In the alternative, (i) each Selling Shareholder shall have delivered to the Company a certificate or certificates representing all outstanding shares of Common Stock owned by such Selling Shareholder, duly endorsed to the Company for transfer or accompanied by stock powers duly executed in favor of the Company, together with all necessary stock transfer stamps affixed thereto, which shall be valid and effective to convey all right, title and interest in and to such shares of Common Stock to the Company, free and clear of any and all Liens or Encumbrances and (ii) the Company shall issue to the Purchaser a single stock certificate representing the aggregate shares of

Common Stock transferred by the Selling Shareholders, together with all necessary stock transfer stamps affixed thereto, which shall be valid and effective to convey all right, title and interest in and to such shares of Common Stock to the Purchaser, free and clear of any and all Liens or Encumbrances.

                  Section 8.10 Releases. Satisfaction or mutual termination of all obligations between any Selling Shareholder and the Company (excluding the Employment Agreements and the items disclosed in SCHEDULE 3.15(XII)(B) and (C) attached hereto); general unconditional releases by each Selling Shareholder of the Company from any and all Liabilities (known or unknown); and evidence of the release of all security interests in any Company Property held by any party except Purchaser and it Affiliates.

                  Section 8.11 Subsidiaries. Other than as set forth below, the Company shall have acquired all of the ownership interests held by any Person other than the Company in any Company Subsidiary. ------------

                  (a) The arrangements set forth in the Fillmore Theatrical Services documents shall have been modified to the satisfaction of the Purchaser, which modification may include, without limitation, the purchase of the interest in Fillmore Theatrical Services which are held by Richard L. Greene, Inc. for an aggregate amount equal to Six Thousand Dollars ($6,000), which purchase shall be consummated if at all on or prior to the Closing Date.

                  (b) The arrangements set forth in the Liquor License Trust shall have been modified to the satisfaction of the Purchaser, which modifications may include, without limitation, the replacement of Richard L. Greene, Esq. as trustee of the Liquor License Trust.

                  Section 8.12 Waivers. Each of the Selling Shareholders will have provided the Company with written waivers of such Selling Shareholders rights under any shareholder or other agreement entered into with other shareholders or with the Company.

                  Section 8.13 Archives. The Selling Shareholders acknowledge and agree that, other than the excluded archive materials, described in
SCHEDULE 3.15(IX) hereof, the posters, handbills, tickets, photographs, slides, videos, audio tapes and other archival materials referenced in that certain Agreement Regarding Archives dated January 2, 1995, between Bill Graham Enterprises, Inc., a California corporation, and certain beneficiaries of the Estate of William Graham (the "ARCHIVES AGREEMENT"), are assets of the Company to be transferred to the Purchaser and, in connection therewith, (i) each of the Selling Shareholders will have provided an assignment to the Purchaser of any rights of such Selling Shareholders set forth in the Archives Agreement, including, without limitation, the right to "Amatch" offers and (ii) the Company shall have clean title to the Archives free and clear of any and all Liens or Encumbrances.

                  Section 8.14 HSR. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated.

                  Section 8.15 Terminations.

                  (a) The Buy-Sell Agreement referenced in SCHEDULE 3.3 attached hereto shall have been terminated.

                  (b) The BGP Partnership formed in connection with the Buy-Sell Agreement shall have been dissolved.

                  (c) Any current employment agreement of any Selling Shareholder shall have been terminated.

                  (d) The references to Gregg Perloff and Sherry Wasserman set forth in the Reno Hilton Resort Corporation Agreement referenced in item (viii) of SCHEDULE 3.15 attached hereto shall have been deleted.

                  Section 8.16 Due Diligence. Subsequent to the date hereof and prior to the Closing, the Purchaser shall have been allowed full access to the books and records of the Company and shall have been provided with copies of all documents requested (without any deletion or redaction) by the Purchaser.

                  Section 8.17 Leases.

                  (a) A written lease shall be entered into in connection with the Fillmore Auditorium referenced in item (viii) of SCHEDULE 3.10(B) attached hereto.

                  (b) A written lease shall be entered into in connection with the Warfield Theater referenced in item (ix) of SCHEDULE 3.10(B) attached hereto.

                  Section 8.18 Name and Likeness. Each Selling Shareholder hereby assigns and transfers to the Company any and all of such Selling Shareholder's rights, title and interest in and to the "name" (as such ownership right is used in Section 990 of the California Civil Code) "Bill Graham", in connection with the use of such name in the business of the Company and its Affiliates, including, without limitation, with respect to the business of concert promotions, venue ownership and production, record production, artist management, restaurant/club operation, theatrical presentations (other than with respect to the name of any show), side shows and the exploitation of the Archives. It is understood that this Agreement does not alter the rights of the natural sons of Bill Graham, David Graham and Alexander K. Graham-Sult, to use their father's name in situations not described in the preceding sentence.


                          ARTICLE IX. INDEMNIFICATION

                  Section 9.1 Survival. The representations and warranties of the parties contained in this Agreement, or in any Schedule or Exhibit hereto or any certificate delivered pursuant hereto, shall survive until the first anniversary of the Closing Date; provided, that, the representations and warranties contained in ARTICLE X shall survive for the applicable statute of limitations periods. No claim for indemnification for breach of a representation or warranty may be asserted after the expiration of the Indemnity Period; provided, that, the written assertion of any claim by a party against the other hereunder with respect to the breach or alleged breach of any representation or warranty (or a series of facts which would support such breach) shall extend the Indemnity Period with respect to such claim through the date such claim is conclusively resolved. No investigation by either party shall relieve the other party from any liability for any misrepresentation or breach of warranty made by such other party in this Agreement, or in any Schedule or Exhibit hereto or any certificate delivered pursuant hereto. With respect to any matters covered by the indemnity provisions set forth in this
ARTICLE IX, the indemnification provisions set forth herein shall be the sole remedy available to any party hereunder with respect to such matter, other than any claim of fraud or intentional misrepresentation in connection with this Agreement; provided, that, notwithstanding any other provision herein to the contrary, each party acknowledges and agrees that each party shall be entitled to a decree of specific performance or any other appropriate equitable remedy to enforce the terms and conditions of this Agreement prior to the Closing Date.

                  Section 9.2 Indemnification.

                  (a) The Selling Shareholders hereby severally agree to indemnify, defend and hold harmless the Purchaser (and its directors, officers, employees, Affiliates, successors and assigns) from and against any losses, Liabilities, damages, expenses, claims, fines, penalties, interest, costs of investigation, assessments, judgments, actions, proceedings and suits of whatever kind and nature and all costs and expenses relating thereto (including, without limitation, in-house and outside attorneys' fees and expenses) incurred in connection with the investigation or defense thereof or in asserting rights hereunder (collectively, "LOSSES"), based upon, arising out of or otherwise resulting from (i) any inaccuracy in any representation or breach of any warranty of the Selling Shareholders contained in this Agreement or in any Exhibit, Schedule or certificate delivered pursuant hereto, (ii) the breach or nonfulfillment of any covenant (including, without limitation, the covenant set forth in SECTION 5.16), agreement or other obligation of the Selling Shareholders under this Agreement (other than the Employment Agreements) which breach or nonfulfillment remains uncured for thirty (30) days after the date of written notice of the breach or nonfulfillment or (iii) any liabilities referenced in Items 1 and 2 of SCHEDULE 3.9 attached hereto. Notwithstanding anything herein to the contrary, in the event the Closing is consummated, the Selling Shareholders hereby irrevocably and unconditionally waive and agree never to assert or exercise any rights of contribution against the Company in respect of their indemnification obligations or any Liabilities for breach of any representation, warranty, covenant, agreement or obligation concerning pre-Closing matters hereunder other than with respect to any right of indemnification set forth in the By-laws of the Company or its Subsidiaries.

                  (b) The Purchaser hereby agrees to indemnify, defend and hold harmless the Selling Shareholders (and their successors and assigns) from and against any Losses based upon, arising out of or otherwise resulting from (i) any inaccuracy in any representation or breach of any warranty of the Purchaser contained in this Agreement or in any schedule or certificate delivered pursuant hereto or thereto or (ii) the breach or nonfulfillment of any covenant, agreement or other obligation of the Purchaser under this Agreement (other than the Employment Agreements).

                  (c) Other than with respect to the payment of the Purchase Price by the Purchaser, but notwithstanding any other obligation herein, the Purchaser, on the one hand, and the Selling Shareholders, on the other hand, shall be entitled to indemnification under this SECTION 9.2 only if the aggregate amount of Losses suffered by Purchaser, on the one hand, or the Selling Shareholders, on the other hand, exceeds Three Hundred Twenty Five Thousand Dollars ($325,000), in which event the Purchaser or the Selling Shareholders, as the case may be, shall be entitled to indemnification hereunder for the sum of (i) One Hundred Thirty Seven Thousand Five Hundred Dollars ($137,500) plus (ii) the amount by which the aggregate amount of Losses exceeds Three Hundred Twenty Five Thousand Dollars ($325,000); up to, and including (i) in the case of the Selling Shareholders, an amount equal to the payments, at any time, received by the Selling Shareholders (or to which the Selling Shareholders are at any later date otherwise entitled), severally, from the Purchaser pursuant to ARTICLE II hereof and (ii) in the case of the Purchaser, an amount equal to the payments, at any time, made by the Purchaser to the Selling Shareholders, in the aggregate, pursuant to ARTICLE II hereof; provided, that, the limitation set forth in this CLAUSE (C) shall not apply to any claim of fraud or intentional misrepresentation in connection with this Agreement or any claim with respect to the matters set forth in SECTIONS 3.5 OR 3.6.

                  (d) Promptly after the receipt by any party hereto of notice of any third party claim or the commencement of any third party action, suit or proceeding subject to indemnification hereunder (a "THIRD PARTY CLAIM"), such party (the "INDEMNIFIED PARTY") will, if a claim in respect thereto is to be made against any party obligated to provide indemnification hereunder (the "INDEMNIFYING PARTY"), give such Indemnifying Party reasonable written notice of such Third Party Claim; provided, that, the failure to provide such notice will not relieve the Indemnifying Party of any of its or his obligations, or impair the right of the Indemnified Party to indemnification, pursuant to this
SECTION 9.2 unless, and only to the extent that, such failure materially prejudices the Indemnifying Party's opportunity to defend or compromise the Third Party Claim. Such Indemnifying Party shall have the right, at its or his option, to defend at its or his own expense and by its or his own counsel any Third Party Claim, provided that (i) the Indemnifying Party acknowledges in writing (at the time such Indemnifying Party elects to assume such defense) its or his obligation under this SECTION 9.2 to indemnify the Indemnified Party with respect to such Third Party Claim, (ii) such counsel is reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party is kept fully informed of all developments, and is furnished with copies of all documents and papers, related thereto and is given the right to participate in the defense and investigation thereof as provided below, and (iv) such counsel proceeds with diligence and in good faith with respect thereto. If any Indemnifying Party shall undertake to defend any Third Party Claim, such Indemnifying Party shall notify the Indemnified Party of its or his intention to do so promptly (and in any event no later than twenty (20) days) after receipt of notice of the Third Party Claim, and the Indemnified Party agrees to cooperate in good faith with the Indemnifying Party and its counsel in the defense of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in the defense and investigation of any Third Party Claim with its own counsel at its or his own expense, except that the Indemnifying Party shall bear the expense of such separate counsel if (A) in the view of counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, use of counsel of the Indemnifying Party's choice would be expected to give rise to a conflict of interest, (B) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (C) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the Third Party Claim is given to the Indemnifying Party or notice that the Indemnifying Party intends to assume the defense of the Third Party Claim is given to the Indemnified Party or (D) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party. The Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld; provided, that, an Indemnified Party shall not be required to consent to any settlement involving the imposition of equitable remedies; and, provided, further, that, in no circumstances shall the Indemnifying Party consent to the entry of a judgment with respect to any Third Party Claim or enter into any settlement which does not include a provision whereby the plaintiff or claimant in such matter releases the Indemnified Party from all Liability with respect thereto.

                  Section 9.3 Tax Indemnification. Notwithstanding anything in this ARTICLE IX to the contrary, the rights and obligations of the parties with respect to the breach of representations, warranties, covenants, and agreements set forth in ARTICLE X (concerning Tax Matters) and the indemnification for Taxes shall be governed by the provisions of ARTICLE X and not by this ARTICLE IX unless otherwise stated in a specific Section of this Agreement.


                             ARTICLE X. TAX MATTERS

                  Section 10.1 Representations and Warranties. The Selling Shareholders hereby represent and warrant to the Purchaser as follows:

                  (a) All Tax Returns required to be filed on or before the Closing Date have been or will be timely filed. All such Tax Returns (i) were or will be prepared in the manner required by applicable law, (ii) are or will be true, correct and complete and (iii) accurately reflect or will so reflect the liability for applicable Taxes. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made with respect to such Tax Returns, have been paid or will be fully paid when due. No adjustment relating to such Tax Returns has been proposed formally or informally by any taxing authority and, to the Knowledge of the Company, no basis exists for any such adjustment.

                  (b) The Company has paid, caused to be paid, or has accrued or provided a sufficient reserve, including deferred Tax liabilities (the "TAX RESERVE"), on the Financial Statements for the payment of, all Taxes of the Company, whether to taxing authorities or to other persons or entities, with respect to all Pre-Closing Taxable Periods.

                  (c) The Company has withheld or will withhold from its employees, customers, and other payees (and timely paid to the appropriate government entity) all amounts required by the Tax withholding provisions of applicable federal, state, local, and foreign laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation, and withholding on payments to non-United States persons) for all Pre-Closing Taxable Periods.

                  (d) Except as set forth on SCHEDULE 3.11 attached hereto, there are no claims or investigations by the IRS or any other taxing authority pending or threatened, to the Knowledge of the Selling Shareholders, against the Company for any past due Taxes; there has been no waiver granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax for which the Company or the Selling Shareholders could be liable under any provision of federal, state, local, or foreign law; there are no outstanding requests for information made by a taxing authority to the Company or the Selling Shareholders; and there are no outstanding requests by the Company or the Selling Shareholders to a taxing authority for a ruling, determination, permission, consent, or similar item. No closing agreement (as defined in Section 7121 of the Code) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company or the Selling Shareholders.

                  (e) Except for liens for real and personal property taxes that are not yet due and payable, there are no Liens or Encumbrances for any Tax upon the Common Stock or upon any asset of the Company.

                  (f) Except as provided on SCHEDULE 3.30 attached hereto, no power of attorney that is currently in force has been granted to any person with respect to any matter relating to Taxes that could affect the Company.

                  (g) None of the Selling Shareholders is a foreign person within the meaning of Section 1.1445-2(b) of the Treasury Regulations, and no amount of Tax is otherwise required to be withheld pursuant to any provision of law as a result of any of the transactions contemplated by this Agreement.

                  (h) Except as set forth in SCHEDULE 10.1(H) attached hereto, the Company does not have any item of income, gain, loss, or deduction reportable in a Taxable Period ending after the date hereof but attributable to a transaction (e.g., an installment sale, a deferred inter- company transaction, or a section 481 adjustment) that occurred in a Taxable Period or portion thereof ending on or before the date hereof.

                  Section 10.2 Filing of Tax Returns and Payment of the Tax.

                  (a) The Selling Shareholders shall cause the Company to timely file or cause to be timely filed all Tax Returns that are required to be filed (with extensions) on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice, except as required by applicable law or with the consent of the Purchaser. The Company shall timely pay or cause to be timely paid all Tax reported, or required to be reported, on such Tax Returns. The Purchaser shall prepare and file, or cause the Company to prepare and file, all Tax Returns other than those required to be filed by the Selling Shareholders pursuant to this SECTION 10.2(A).

                  (b) The Selling Shareholders shall cooperate fully with the Purchaser and the Company, as and to the extent reasonably requested by the Purchaser or the Company, in connection with the filing of Tax Returns that they are required to file pursuant to the last sentence of SECTION 10.2(A) hereof and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding.

                  Section 10.3 Apportionment. Except as otherwise required by applicable law, for any Taxable Period that begins on or before and ends after the Effective Date, for purposes of apportioning a Tax to the portion of such Taxable Period that ends on the Effective Date, (i) the parties shall treat the Pre-Effective Date as the last day of such Taxable Period and (ii) the Tax for the Taxable Period that is allocable to the portion of the Taxable Period ending on the Pre-Effective Date shall be (A), in the case of a Tax that is not based on income or gross receipts, the total Tax for the Taxable Period multiplied by a fraction, the numerator of which is the number of days in the Taxable Period ending on the Pre-Effective Date and the denominator of which is the total number of days in such Taxable Period, and (B) in the case of a Tax that is based on income or gross receipts, the Tax that would be due with respect to the period ending on the Pre-Effective Date, based on actual operations of the Company during such period as shown on its permanent books and records.

                  Section 10.4 Indemnification by the Selling Shareholders. Subject to the limitations contained in CLAUSE (E) hereof and SECTION 9.2(D) hereof, and in the event the aggregate amount of tax liability suffered by the Purchaser (as set forth below) exceeds Excess Working Capital (or in the case of the liabilities described in Items 2 and 7 of SCHEDULE 3.11, exceeds the sum of Excess Working Capital plus One Hundred Thousand Dollars ($100,000)), the Selling Shareholders hereby agree, severally, to indemnify, defend, and hold the Purchaser and the Company (and their respective officers, directors, employees, affiliates, successors and assigns) harmless from and against (other than with respect to such excess working capital amount):

                  (a) any and all Taxes incurred by the Purchaser or the Company in connection with or arising from any inaccuracy, breach, or nonfulfillment of any representation, warranty, covenant, or agreement of such Selling Shareholder contained in or made pursuant to this ARTICLE X;

                  (b) any and all unpaid federal, state, local, or foreign Taxes imposed on the Company, directly or indirectly, including any penalties and interest in respect thereof, pursuant to any guaranty, indemnification or similar agreement made on or before the Closing Date relating to the sharing of liability for, or payment of, Taxes;

                  (c) any and all Taxes imposed pursuant to Section 1441 of the Code (concerning withholding of Tax on nonresident aliens) or Subchapter A, Chapter 24, of the Code (concerning withholding from wages) with respect to any payment made by the Purchaser or the Company to the Selling Shareholder pursuant to this Agreement; and

                  (d) any cost or expense (including, without limitation, reasonable attorneys' and accountants' fees) incurred by the Purchaser, the Company, or any of their successors or assigns in connection with any Tax described in this SECTION 10.4.

                  (e) Notwithstanding any provision herein to the contrary, (i) the aggregate amount to be paid by any Selling Shareholder to the Company pursuant to SECTION 9.2(A) and this SECTION 10.4 shall not exceed an amount equal to the payments, at any time, received by the Selling Shareholders (or to which the Selling Shareholders are at any later date otherwise entitled) severally, from the Purchaser pursuant to ARTICLE I hereof and (ii) with respect to the potential liabilities referenced in item 2 and item 7 of
SCHEDULE 3.11 attached hereto, the Selling Shareholders severally shall indemnify the Purchaser for any amount of tax liability suffered by the Purchaser in excess of the sum of (i) One Hundred Thousand Dollars ($100,000), and (ii) Excess Working Capital.

                  Section 10.5 Tax Adjustments. The amount of any Tax or other amount for which indemnification is provided under SECTION 9.2, 10.4 OR 10.5 hereof shall be (i) increased to take account of any Tax incurred by the Indemnified Party arising from the receipt or right to receive the indemnity payments hereunder (increased by any Tax incurred with respect to such increased amount) and (ii) reduced to take into account (A) any reduction of Tax realized by the Indemnified Party arising from the incurrence or payment of the amount for which indemnification is provided and (B) insurance proceeds received, if any, by the Indemnified Party in connection with such Tax.

                  Section 10.6 Access to Information. From the date hereof, the Selling Shareholders shall, and shall cause the Company to, make available to the Purchaser and its Representatives, and the Purchaser shall cause to be made available to the Company and its Representatives: (a) all Tax Returns and all documents and records in connection with the preparation thereof for Taxable Periods ending on or before the Pre-Effective Date and any examination reports and statements of deficiencies assessed against, proposed to be assessed against, or agreed to by the Company for such Taxable periods; and (b) any Tax sharing or allocation agreement or arrangement involving the Company at any time during the ten-year period ending on the date hereof and a true and complete description of any such unwritten or informal agreement or arrangement.

                  Section 10.7 Books and Records. The Purchaser shall retain or cause the Company to retain all books and records pertinent to the Company for each Taxable Period or portion thereof ending on or prior to the Pre-Effective Date until the expiration of the applicable statute of limitations (giving effect to any and all extensions and waivers) and to abide by or cause compliance with all record retention agreements entered into by or on behalf of the Company with any taxing authority.

                  Section 10.8 Notice of Audit. If any party to this Agreement receives any written notice from any taxing authority proposing an adjustment to any Tax for which any other party hereto may be obligated to indemnify under this Agreement, such party shall give prompt written notice thereof to the other that describes such proposed adjustment in reasonable detail ("NOTICE OF AUDIT"), and shall indicate the amount (estimated, if necessary) of the Tax and other items described in SECTION 10.1 OR 10.2 hereof that may be suffered by the Purchaser, the Company, or the Selling Shareholders, as the case may be. The failure to give a Notice of Audit pursuant to this SECTION 10.9, however, shall not reduce the obligations of a party hereunder unless, and to the extent that, such failure prejudices the rights of the other party to contest such Tax.

                  Section 10.9 Tax Contest. The party from whom indemnification is sought pursuant to this ARTICLE X (the "INDEMNIFYING TAX PARTY") and its duly appointed Representatives shall have the sole right to defend, negotiate, resolve, settle or contest any claim for Tax made by a taxing authority with respect to which the Indemnifying Tax Party has indemnified the person seeking indemnification under this ARTICLE X (the "INDEMNIFIED TAX PARTY"); provided, that (i) the contest of such claim can be pursued on a basis separate from and without implication for any other Tax items or portions of Tax Returns of the Indemnified Tax Party or its Affiliates not relating to the indemnified Tax;
(ii) the Indemnifying Tax Party shall, upon the request of the Indemnified Tax Party, acknowledge in writing its liability to the Indemnified Tax Party for the contested Tax and any additional interest, penalties, or expenses arising as a result of such contest; and (iii) the Indemnifying Tax Party shall not initiate any claim, settle any issue, file any amended Tax Return, take or advocate any position or otherwise take any action that could adversely affect the Indemnified Tax Party or any of its Affiliates (including, but not limited to, the imposition of income Tax deficiencies, the reductions of asset basis, or cost adjustments, the lengthening of any amortization or depreciation period, the denial of amortization or depreciation deductions, or the reduction of loss or credit carry-forwards), without the written consent of the Indemnified Tax Party, which consent shall not be unreasonably withheld; and provided, further, that, the Indemnified Tax Party may, at its own expense, participate in the defense, negotiation, resolution, settlement or contest of such claim, and employ counsel of its choice for purposes of such participation. If the Indemnifying Tax Party does not assume the defense of a claim for the Tax made by a taxing authority with respect to which the Indemnifying Tax Party has indemnified the Indemnified Tax Party under this
ARTICLE X (or which the Indemnifying Tax Party has not acknowledged its liability to the Indemnified Tax Party), the Indemnified Tax Party may defend the same at the reasonable expense of the Indemnifying Tax Party in such manner as it may deem appropriate including, but not limited to, settling such audit or proceeding with the consent of the Indemnifying Tax Party, which consent shall not be unreasonably withheld. All costs and expenses reasonably incurred by the Indemnified Tax Party in connection with such defense (including, without limitation, reasonable attorney' and accountants' fees) shall be reimbursed by the Indemnifying Tax Party.

                  Section 10.10 Transfer Taxes. The Company shall bear the cost of any documentary, stamp, transfer, or similar transfer tax payable with respect to the transfer of the Common Stock to the Purchaser.

                  Section 10.11 Miscellaneous. All representations and warranties contained in this ARTICLE X with respect to any Tax shall survive the Closing and shall terminate and expire thereafter on the later to occur of
(i) the lapse of the applicable statute of limitations with respect to the assessment of such Tax (including any extensions thereof) and (ii) sixty (60) days after the final administrative or judicial determination thereof, and no claim may be asserted thereafter with the exception of claims arising out of any fact, circumstance, action, or proceeding to which the party asserting such claim shall have given notice to the other parties to this Agreement prior to the termination of such period of the reasonable belief that a Tax or other item described in SECTION 10.1 OR SECTION 10.2 hereof will subsequently arise therefrom.

                  (a) For purposes of this ARTICLE X, all Taxes shall be determined without regard to the carry-back of any net operating loss, capital loss, general business credit, or other tax attribute incurred on or after the Effective Date.

                  (b) Any indemnification payment made to the Selling Shareholders, the Purchaser, or the Company pursuant to any provision of this Agreement shall be treated for Tax purposes as an adjustment to the consideration for the purchase of the Common Stock unless otherwise required by applicable law.


                       ARTICLE XI. RIGHT OF FIRST REFUSAL

                  11.1 Restriction on Sale of Company. The Purchaser shall not, for a period of three (3) years following the Closing Date, sell all, or substantially all, of the assets of the Company, as of the date hereof (the "COMPANY ASSETS"), whether pursuant to an asset sale or a sale of the Common Stock of the Company, as the case may be, whether for consideration or otherwise, except in accordance with the provisions set forth herein; provided, that, the provisions of this ARTICLE XI shall not be applicable to a transfer of Company Assets between the Purchaser and an Affiliate of the Purchaser.

                  11.2 Bona Fide Offer. Upon receipt by the Purchaser of a bona fide offer in writing from a third party (a "BONA FIDE OFFER") to purchase the Company Assets, which the Purchaser wishes to accept, the Purchaser shall promptly offer in writing (the "REOFFER") to sell such

Company Assets to the Selling Shareholders, upon terms and conditions which are no less favorable to the Selling Shareholders than those contained in the Bona Fide Offer and shall attach a copy of the Bona Fide Offer to the Reoffer. The Reoffer may be accepted by the Selling Shareholders by written notice to the Purchaser within ten (10) Business Days next following the Selling Shareholders's receipt of such Reoffer. Acceptance of the Reoffer may only be for all of the Company Assets to which the Bona Fide Offer relates.

                  11.3 Sale to the Selling Shareholders. The aggregate purchase price to be paid for the Company Assets purchased in accordance with the terms and provisions of this ARTICLE XI by the Selling Shareholders shall be paid in cash equal to the cash value of the aggregate purchase price set forth in the Bona Fide Offer. The Selling Shareholders shall provide the Purchaser with satisfactory evidence of financing sufficient to purchase the Company Assets within thirty (30) days after the Reoffer is accepted pursuant to SECTION 11.2 above. The purchase price for the Company Assets shall be payable by the Selling Shareholders within sixty (60) days after the Reoffer is accepted pursuant to SECTION 11.2 above. In any case, at the closing of the sale to the Selling Shareholders, the Purchaser shall deliver to the Selling Shareholders, against payment therefor, certificates or instruments representing the Company Assets being purchased, duly endorsed for transfer to the Selling Shareholders. The Selling Shareholders shall cooperate with and facilitate any such transaction. In the event such closing has not occurred within the thirty (30) day period described above, the Reoffer shall be deemed to have expired without such Reoffer being accepted in full.

                  11.4 Sale to Third Parties. Upon the expiration of the Reoffer without such Reoffer being accepted in full in accordance herewith, the Purchaser shall be free to accept the Bona Fide Offer. Notwithstanding any other provision herein to the contrary, the terms and conditions set forth in this ARTICLE XI shall be applicable only to the first Bona Fide Offer which is Reoffered to the Selling Shareholders and, whether or not such Reoffer has been accepted or terminated, shall not be applicable to any future sales by the Purchaser of Company Assets.


                     ARTICLE XII. MISCELLANEOUS PROVISIONS

                  Section 12.1 Costs, Expenses and Taxes. Each Selling Shareholder will pay all federal, state, county, local and foreign Taxes which may be payable by reason of the sale of such Selling Shareholder's respective Common Stock. All other costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration of this Agreement, including, without limitation, the reasonable fees and expenses of counsel to each such party and other reasonable costs and expenses incurred in connection with the transfer and delivery of the Common Stock shall be paid by the party incurring such costs and expenses. Further, the Selling Shareholders, on the one hand, and the Purchaser on the other hand, agree to pay all reasonable costs and expenses, if any, in connection with any enforcement of this Agreement in which the other party prevails, including without limitation reasonable fees and expenses of counsel. For purposes of this

Agreement "prevails" shall mean that party which is the substantially prevailing party and for which any judgment obtained is final.

                  Section 12.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier or by facsimile transmission or mailed by certified or registered mail, postage prepaid to the address for notice set forth on the Address for Notices Schedule attached hereto. Any party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

                  Section 12.3 Press Releases. No party hereto shall issue any press releases or make any public announcements of any of the transactions contemplated by this Agreement except as may be mutually agreed to in writing by the Selling Shareholders and the Purchaser, except that each party will in any event have the right to issue any such release or statement upon advice of its counsel that such issuance is required in order to comply with applicable law or stock exchange rules so long as such party determines in good faith that it is necessary to do so and uses its reasonable best efforts to agree with the other party upon the content of the proposed disclosure in advance.

                  Section 12.4 Termination.

                  (a) This Agreement may be terminated and the transactions contemplated hereby abandoned (i) by the mutual written consent of the Purchaser and all of the Selling Shareholders; (ii) by the Purchaser or the Selling Shareholders at any time after the Closing Date (or such later date as shall have been agreed to in writing by them) if for any reason the Closing shall not have occurred on or prior to such date; provided, that, the right to terminate under this SECTION 12.4 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; (iii) by the Purchaser if there has been a material misrepresentation or material breach on the part of any Selling Shareholder in the representations, warranties or covenants of such Selling Shareholder set forth herein, or if there has been any material failure on the part of any Selling Shareholder to comply with its obligations hereunder, (iv) by the Selling Shareholders if there has been a material misrepresentation or material breach on the part of the Purchaser in the representations, warranties or covenants of the Purchaser set forth herein, or if there has been any material failure on the part of the Purchaser to comply with its obligations hereunder, or (v) by the Purchaser or the Selling Shareholders if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, in the case of each of clauses (ii) through (iv), subject to a period of 30 days to cure such defect. Any action permitted to be taken by the Selling Shareholders pursuant to this SECTION 12.4 shall be made by the Shareholder Representatives.

                  (b) If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to Section 12.4(a)(i),
(a)(ii) or (a)(v), this Agreement shall
become void and of no further force and effect and no party hereto shall have any liability or obligation to the other party hereto hereunder, except that the obligations of the parties pursuant to SECTION 12.3 (Press Releases),
SECTION 12.5 (Protection of Confidential Information), (Miscellaneous Provisions), SECTION 9.2 (Indemnification) and SECTIONS 12.5, 12.6, 12.7, 12.8, 12.9, 12.12, 12.13 AND 12.14 shall survive any such termination.

                  Section 12.5 Protection of Confidential Information. Each Selling Shareholder and the Purchaser and its Affiliates shall keep confidential and shall not divulge to any party, without the prior written consent of the other parties hereto, any of the terms of this Agreement, including without limitation, the Purchase Price paid or to be paid by the Purchaser, unless any such information or documents (a) is or becomes generally available to the public (other than as a result of a disclosure by such party or any of its or his Representatives), (b) was already known by or available on a non-confidential basis to such party prior to being furnished hereunder, (c) is or becomes available to such party from a third party not bound by any contractual obligation to keep such information confidential or (d) upon advice of counsel, is required to be disclosed in order to comply with applicable law or regulatory authority; provided, that, the disclosing party shall use reasonable good faith efforts to notify the party who furnished such information and documents, and attempt to obtain the reasonable approval of the latter party, prior to such disclosure. Notwithstanding anything herein to the contrary, the Purchaser and the Purchaser Representatives shall be entitled to disclose and furnish any and all information and documents provided pursuant to this SECTION 12.5 to prospective lenders, equity investors and financing sources, to the extent requested by such lenders, equity investors and financing sources for the purpose of evaluating the transactions contemplated hereby and the Company or to the extent otherwise necessary for the Purchaser to obtain the financing necessary for it to consummate the transactions contemplated hereby (provided that any such lenders, equity investors and financing sources agree to keep any such information and documents furnished to them confidential). In the event of the termination of this Agreement in accordance with its terms, the Purchaser will, upon request of the Selling Shareholders, promptly deliver to the Company all written information and documents provided under this SECTION 12.5 in the possession of the Purchaser, or any personnel thereof or anyone else to whom the information has been given, including all copies, reproductions, summaries, analysis and extracts thereof or based thereon.

                  Section 12.6 Entire Agreement. Other than that certain Confidentiality Agreement, dated as of June 4, 1997, between SFX and the Company, this Agreement, including the Exhibits and Schedules hereto, contains the entire agreement of the parties with respect to the subject matters hereof, and supersedes all prior agreements between them, whether oral or written, of any nature whatsoever with respect to the subject matter hereof.

                  Section 12.7 Severability Clause. Any part, provision, representation or warranty of this Agreement that is prohibited or that is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any Person of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure, the economic effect of which is as close as possible to the economic effect of this Agreement, without regard to such invalidity.

                  Section 12.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

                  Section 12.9 Choice of Law

                  (a) Governing Law; Consent to Forum. This Agreement has been executed and delivered at and shall be deemed to have been made in New York. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflict of laws rules therein. The parties hereto hereby consent and agree that the New York State Supreme Court located in the County of New York or the United States District Court for the Southern District of New York or the Superior Court of the City and County of San Francisco, shall have exclusive jurisdiction to hear and determine any claims or disputes between the parties hereto pertaining to this Agreement or to any matter arising out of or related to this Agreement. The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consent to the granting for such legal or equitable relief as is deemed appropriate by such court. Nothing in this Agreement shall be deemed or operate to affect the right of either party to serve legal process in any other manner permitted by law, or to preclude the enforcement by either party of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction. The prevailing party in any such action or suit shall be entitled to recover reasonable costs and expenses (including attorneys fees and expenses) incurred by it in connection with such proceedings.

                  (b) Waiver of Trial by Jury. Each party hereto waives the right to trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of or related to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

                  Section 12.10 Limitation on Liability. Each party hereto waives any right to any consequential, exemplary or special damages (i.e., any damages other than actual out-of-pocket Losses).

                  Section 12.11 Further Agreements. The Purchaser and the Selling Shareholders agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

                  Section 12.12 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of and be enforceable by the Selling Shareholders and the Purchaser and the respective successors and assigns of the Selling Shareholders and the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by any of the Selling Shareholders to a third party without the prior written consent of the Purchaser.

                  Section 12.13 Amendment; Waivers. This Agreement may be amended from time to time only by written agreement of the parties. No term or provisions of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the ------------------ party against whom such waiver or modification is sought to be enforced. No failure on the part of the Purchaser to exercise and no delay in exercising, any right, power, or remedy under any this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

                  Section 12.14 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:


                  (a) the headings in this Agreement are for convenience only and are not intended to influence its interpretation.

                  (b) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

                  (c) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

                  (d) references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

                  (e) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

                  (f) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

                  (g) the term "include" or "including" shall mean without limitation by reason of enumeration.

                  Section 12.15 Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

                  Section 12.16 Advice from Independent Counsel. The parties hereto understand that this Agreement is a legally binding agreement that affects such party's rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

                  Section 12.17 No Agency; No Company; No Joint Venture. None of the Purchaser nor the Selling Shareholders is the agent or representative of the other, and nothing in this Agreement shall be construed to make any of the Purchaser nor the Selling Shareholder liable to any third party for services performed by such third party or for debts or claims accruing to such third party against any of the Purchaser or the Selling Shareholders. Nothing contained herein nor the acts of the parties hereto shall be construed to create a partnership, agency or joint venture between (i) the Purchaser and
(ii) the Selling Shareholders.

                  Section 12.18 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same.


                  Section 12.19 Good Faith. The parties hereto shall implement the terms and provisions of this Agreement in good faith in accordance with applicable law.

                      IN WITNESS WHEREOF, each of the Selling Shareholders and the Purchaser have caused their names to be signed hereto as of the day and year first above written.


                                BGP ACQUISITION, LLC

                                By:    /s/ Robert F.X. Sillerman
                                       ---------------------------
                                Name:  Robert F.X. Sillerman
                                Title:


                      THE UNDERSIGNED, has caused its name to be signed hereto as of the day and year first above written solely for the purpose of undertaking the obligations set forth in SECTION 2.3(F) hereof.


                                SFX ENTERTAINMENT, INC.


                                By:    /s/ Robert F.X. Sillerman
                                       --------------------------
                                Name:  Robert F.X. Sillerman
                                Title: Executive Chairman

                               NICHOLAS P. CLAINOS REVOCABLE TRUST


                               By:    /s/ Nicholas P. Clainos
                                      ------------------------
                               Name:  Nicholas P. Clainos
                               Title: Trustee

                                /s/ Gregg W. Perloff
                               ------------------------------------------
                                       Gregg W. Perloff

                               /s/ Peter Barsotti
                               ------------------------------------------
                                       Peter Barsotti

                               /s/ Robert Barsotti
                               ------------------------------------------
                                       Robert Barsotti

                               /s/ Michael Brigden
                               ------------------------------------------
                                       Michael Brigden

                               /s/ Stan Feig
                               ------------------------------------------
                                       Stan Feig

                               /s/ David M. Mayeri
                               ------------------------------------------
                                       David M. Mayeri

                               /s/ Gerard Pompili
                               ------------------------------------------
                                       Gerard Pompili

                               /s/ Arnold Pustilnik
                               ------------------------------------------
                                       Arnold Pustilnik

                               /s/ Franklin D. Rockwell, Jr.
                               ------------------------------------------
                                       Franklin D. Rockwell, Jr.

                               /s/ Daniel L. Scher
                               ------------------------------------------
                                       Daniel L. Scher

                               /s/ Lee A. Smith
                               ------------------------------------------
                                       Lee A. Smith

                               /s/ Sherry Wasserman
                               ------------------------------------------
                                       Sherry Wasserman

                               /s/ Stephen Welkom
                               ------------------------------------------
                                       Stephen Welkom


                               TRUST F/B/O ALEXANDER K. GRAHAM-SULT U/W/O
                                       WILLIAM GRAHAM

                               By:     /s/ Nicholas P. Clainos
                                       ----------------------------------
                               Name:   Nicholas P. Clainos
                               Title:  Trustee


                               DAVID GRAHAM 1996 IRREVOCABLE TRUST DATED
                                       MARCH 14, 1996

                               By:     /s/ Jacques Fabert
                                       ---------------------------------
                               Name:   Jacques Fabert
                               Title:  Trustee